                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                       ALADDIN MANUFACTURING CORPORATION

                                  "PURCHASER,"

                                      AND

                             IMAGE INDUSTRIES, INC.

                                      AND

                             THE MAXIM GROUP, INC.

                                    "SELLER"


                         DATED AS OF NOVEMBER 12, 1998,
                  AS AMENDED AND RESTATED ON JANUARY 29, 1999

                               TABLE OF CONTENTS

                                                                                       PAGE

ARTICLE 1   PURCHASE AND SALE OF ASSETS..............................................   1
       1.1  Purchase and Sale of Assets..............................................   1
       1.2  Excluded Assets..........................................................   4

ARTICLE 2   ASSUMPTION OF LIABILITIES................................................   5
       2.1  Assumption...............................................................   5
       2.2  Excluded Liabilities.....................................................   5

ARTICLE 3   CALCULATION AND PAYMENT OF PURCHASE PRICE................................   7
       3.1  Calculation of Final Purchase Price......................................   7
       3.2  Determination of Estimated Purchase Price................................   9
       3.3  Determination of Final Purchase Price....................................   9
       3.4  Reconciliation of Estimated and Final Purchase Price; Other Adjustments..  11
       3.5  Payment of Estimated Purchase Price and Purchase Price Adjustment........  11
       3.6  Transfer Expenses........................................................  12
       3.7  Allocation of Purchase Price.............................................  12

ARTICLE 4   PROCEDURE FOR CLOSING....................................................  12
       4.1  Time and Place of Closing................................................  12
       4.2  Transactions at the Closing..............................................  12
       4.3  Conveyance of Title to Real Property.....................................  15
       4.4  Survey and Inspection of Property........................................  16
       4.5  Environmental Liabilities................................................  17
       4.6  Year 2000................................................................  20
       4.7  Certain Consents.........................................................  21
       4.8  Eminent Domain...........................................................  22
       4.9  Further Assurances.......................................................  22

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF SELLER.................................  22
       5.1  Organization and Qualification...........................................  22
       5.2  Authority................................................................  23
       5.3  Subsidiaries; Joint Ventures.............................................  23
       5.4  Financial Statements.....................................................  23
       5.5  Inventories..............................................................  24
       5.6  Accounts Receivable......................................................  24
       5.7  Personal Property........................................................  25
       5.8  Real Property: Leased Real Property......................................  25
       5.9  Contracts................................................................  28
      5.10  Intellectual Property....................................................  30
      5.11  Insurance................................................................  30
      5.12  Environmental Matters and OSHA...........................................  31


      5.13  Litigation...............................................................  32
      5.14  Absence of Changes.......................................................  32
      5.16  Labor Matters............................................................  34
      5.17  Governmental Approval and Consents.......................................  35
      5.18  Taxes....................................................................  35
      5.19  Employee Benefit Plans...................................................  36
      5.20  Compliance with Laws.....................................................  37
      5.21  Governmental Approval and Consents.......................................  38
      5.22  Adequacy of Acquired Assets..............................................  38
      5.23  Compliance with the Immigration Reform and Control Act...................  38
      5.24  Correctness of Representations...........................................  38
      5.25  Definition of "knowledge"................................................  38
      5.26  Year 2000................................................................  39

ARTICLE 6   REPRESENTATIONS AND WARRANTIES OF PURCHASER..............................  39
       6.1  Organization and Qualification...........................................  39
       6.2  Authority................................................................  39
       6.3  Litigation...............................................................  40
       6.4  Correctness of Representations...........................................  40
       6.5  Brokers and Finders......................................................  40
       6.6  Governmental Approval and Consents.......................................  40

ARTICLE 7   COVENANTS OF SELLER......................................................  40
       7.1  Conduct of Business Prior to Closing.....................................  40
       7.2  Access and Information...................................................  41
       7.3  Notification of Changes..................................................  42
       7.4  Certain Acts Prohibited..................................................  42
       7.5  Other Transactions.......................................................  42
       7.6  Consents.................................................................  42
       7.7  Supplemental Disclosure..................................................  43
       7.8  Additional Reports.......................................................  43
       7.9  Conditions Precedent.....................................................  43
      7.10  Environmental Permits....................................................  43
      7.11  Capital Expenditures.....................................................  43
      7.12  Discharge of Liens and Encumbrances......................................  43
      7.13  Environmental Fines......................................................  44

ARTICLE 8   CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.........................  44
       8.1  Certificate Regarding Schedules and Representations and Warranties.......  44
       8.2  Compliance by Seller.....................................................  44
       8.3  No Injunction; Etc.......................................................  44
       8.4  Operation in the Ordinary Course.........................................  45
       8.5  Consents; Authorizations; Approval of Legal Matters......................  45


       8.6  Transfer of Environmental Permits........................................  45
       8.7  Leases...................................................................  45
       8.8  Incumbency...............................................................  45
       8.9  Certified Resolutions....................................................  45
      8.10  Basic Corporate Documents................................................  46
      8.11  Satisfaction of Title Objections and Release of Certain Liens............  46
      8.12  Accuracy of Schedules....................................................  46
      8.13  No Adverse Change........................................................  46
      8.14  Instruments of Transfer..................................................  46
      8.15  Acquisition Documents....................................................  46
      8.16  Opinion of Seller's Counsel..............................................  46
      8.17  Title Commitments; Surveys...............................................  47
      8.18  Real and Leased Property Certificates....................................  47
      8.19  Proceedings..............................................................  47
      8.20  Names....................................................................  47
      8.21  Condition of Acquired Assets.............................................  47
      8.22  HSR Act..................................................................  48
      8.23  Completion of Environmental Audit........................................  48

ARTICLE 9   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER............................  48
       9.1  Certificate Regarding Representations and Warranties.....................  48
       9.2  Compliance by Purchaser..................................................  48
       9.3  Certified Resolutions....................................................  48
       9.4  Basic Corporate Documents................................................  48
       9.5  No Injunction; Etc.......................................................  49
       9.6  Incumbency...............................................................  49
       9.7  Certificates.............................................................  49
       9.8  Acquisition Documents....................................................  49
       9.9  Opinion of Purchaser's Counsel...........................................  49
      9.10  Hart-Scott-Rodino Act....................................................  49
      9.11  Proceedings..............................................................  49

ARTICLE 10  MUTUAL COVENANTS.........................................................  50
      10.1  Governmental Filings.....................................................  50
      10.2  Further Mutual Covenants.................................................  50
      10.3  Prorations...............................................................  50

ARTICLE 11  POST CLOSING MATTERS.....................................................  52
      11.1  Employment of Employees..................................................  52
      11.2  Seller's Benefit Plans...................................................  52
      11.3  Vacation Pay.............................................................  53
      11.4  Purchaser's Benefit Plans................................................  53
      11.5  Employee Files...........................................................  53
      11.6  Non-Solicitation.........................................................  54
      11.7  Discharge of Business Obligations........................................  54


      11.8  Maintenance of Books and Records.........................................  54
      11.9  Payments Received........................................................  55
     11.10  UCC Matters..............................................................  55
     11.11  Covenant Not to Compete..................................................  55
     11.12  Cooperation..............................................................  55

ARTICLE 12  CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS....................................  56
      12.1  Confidentiality..........................................................  56
      12.2  Public Announcements.....................................................  56

ARTICLE 13  TERMINATION..............................................................  56
      13.1  Termination..............................................................  56
      13.2  Effect of Termination; Termination Fee...................................  56

ARTICLE 14  INDEMNIFICATION..........................................................  57
      14.1  Agreement of Seller to Indemnify.........................................  57
      14.2  Agreement of Purchaser to Indemnify Seller...............................  58
      14.3  Procedures for Indemnification...........................................  58
      14.4  Defense of Third Party Claims............................................  59
      14.5  Settlement of Third Party Claims.........................................  60
      14.6  Duration.................................................................  60
      14.7  Limitations..............................................................  61

ARTICLE 15  GENERAL PROVISIONS.......................................................  61
      15.1  Arbitration..............................................................  61
      15.2  Fees and Expenses........................................................  62
      15.3  Notices..................................................................  62
      15.4  Assignment; Binding Effect...............................................  64
      15.5  No Benefit to Others.....................................................  64
      15.6  Headings, Gender, and Person.............................................  64
      15.7  Counterparts.............................................................  64
      15.8  Integration of Agreement.................................................  64
      15.9  Time of Essence..........................................................  64
     15.10  Governing Law............................................................  64
     15.11  Partial Invalidity.......................................................  65
     15.12  Investigation............................................................  65

                               TABLE OF EXHIBITS


Exhibit A       Escrow Agreement
Exhibit B       Seller Opinion
Exhibit C       Purchaser Opinion

                             SCHEDULES

     Schedule     1.2       Additional Excluded Assets
     Schedule     4.3(b)    Key Facilities
     Schedule     5.1.1     Jurisdictions Where Qualified As a Foreign Corporation
     Schedule     5.1.2     Locations of the Acquired Assets and Trade Names
     Schedule     5.4       Financial Statements
     Schedule     5.7.1     Vehicles
     Schedule     5.7.2     Equipment
     Schedule     5.7.3     Other Personal Property
     Schedule     5.7.4     Personal Property Liens
     Schedule     5.7.5     Leased Personal Property
     Schedule     5.8.1     Real Property
     Schedule     5.8.2     Leased Real Property
     Schedule     5.9.1     Contracts
     Schedule     5.9.2     Commitments for Capital Expenditures
     Schedule     5.9.3     Customer List
     Schedule     5.10      Intellectual Property
     Schedule     5.10A     Excluded Intellectual Property
     Schedule     5.12.1    Environmental Matters
     Schedule     5.12.2    Environmental Permits and Licenses
     Schedule     5.12.3    Storage Tanks and Audits
     Schedule     5.12.4    Employee Health and Safety Matters
     Schedule     5.13      Litigation Matters
     Schedule     5.15      Brokers and Finders
     Schedule     5.14      Certain Changes
     Schedule     5.16      Employees
     Schedule     5.17      Permits and Licenses
     Schedule     5.18.1    Tax Bills
     Schedule     5.18.2    Federal and State Tax Disputes
     Schedule     5.19      Employee Benefit Plans

                       CROSS REFERENCES TO DEFINED TERMS

TERM                              SECTION IN WHICH DEFINED

Accounting Arbitrator                   Section 3.3(c)
Accounts Receivable                     Section 1.1(l)
Acquired Asset(s)                       Section 1.1
Acquisition Documents                   Section 5.2
Acquisition Proposal                    Section 7.5
Adjustment Date                         Section 3.4
Agreement                               Preamble
Arbitration Decision                    Section 3.3(c)
Assumed Employment Obligations          Section 3.1(c)
Assumed Liabilities                     Section 2.1
Beneficiary                             Section 10.3(d)
Books and Records                       Section 1.1(g)
Book Value of the Acquired Assets       Section 3.1(a)
Business                                Recital A
CERCLA                                  Section 4.5(a)
Closing                                 Section 4.1
Closing Balance Sheet                   Section 3.3(a)
Closing Date                            Section 4.1
Closing Net Asset Value                 Section 3.1(d)
Closing Schedule                        Section 3.3(a)
Company Benefit Plans                   Section 5.19(a)(ii)
Competing Business                      Section 11.11
Contract(s)                             Section 1.1(c)
Determination Materials                 Section 3.3(b)
EBITDA Adjustment                       Section 3.1(a)
Effective Time                          Section 4.1
Employees                               Section 5.19(a)
Environmental Audit Report(s)           Section 4.5(a)
Environmental Consultants               Section 4.5(a)
Environmental Laws                      Section 4.5(a)
Environmental Liabilities               Section 4.5(a)
Environmental Permits                   Section 5.12(a)(i)
Equipment                               Section 1.1(b)
Equipment Charges                       Section 10.3(b)(iii)
ERISA                                   Section 5.19(a)(i)
Escrow Amount                           Section 3.5(a)(ii)
Estimated Net Asset Value               Section 3.1(d)
Estimated Purchase Price                Section 3.2
Excluded Assets                         Section 1.2
Excluded Liabilities                    Section 2.2
Final Purchase Price                    Section 3.1(a)

Financial Statements                    Section 5.4
Furniture and Fixtures                  Section 1.1(i)
GAAP                                    Section 3.1(b)
Goods Contracts                         Section 5.9(a)(iii)
Hazardous Materials                     Section 4.5(a)
Hired Employee(s)                       Section 11.1
HSRA                                    Section 4.5(a)
Identified Environmental Liabilities    Section 4.5(a)
Immigration Laws                        Section 5.22
Indemnification Claim                   Section 14.3(a)
Indemnitee                              Section 14.3
Indemnitor                              Section 14.3
Information                             Section 12.1
Intellectual Property                   Section 1.1(f)
Interim Balance Sheet                   Section 3.1(c)
Inventory                               Section 1.1(d)
Key Facilities                          Section 4.3(b)
Knowledge                               Section 5.24
KPMG                                    Section 3.3
Labor Claims                            Section 5.16
Leased Real Property                    Section 1.1(a)
Lender(s)                               Section 8.22
Losses                                  Article 14
Maximum Amount                          Section 14.7(a)
Migration Period                        Section 4.5(c)(ii)
Negotiation Period                      Section 14.3(c)
Notice Period                           Section 14.4(a)
Objection                               Section 3.3(b)
Offsite Migration                       Section 4.5(c)(ii)
Payor                                   Section 10.3(d)
Payee                                   Section 10.3(d)
Permits                                 Section 1.1(h)
Permitted Encumbrances                  Section 1.1
Person                                  Section 15.5
Personal Property Taxes                 Section 10.3(b)(v)
Pollution Control Bonds                 Section 3.1(c)
Proration Items                         Section 10.3(a)
Purchaser                               Preamble
Purchaser Indemnitees                   Section 14.1
Purchaser Opinion                       Section 4.2(b)(vi)
Purchaser's Proportionate Share         Section 4.5(c)(ii)
RCRA                                    Section 4.5(a)
Real Property                           Section 1.1(a)
Real Property Leases                    Section 5.8(b)
Real Property Taxes                     Section 10.3(b)(iv)

Recipient                               Section 10.3(d)
Rental Charges                          Section 10.3(b)(ii)
Seller                                  Preamble
Seller Indemnitees                      Section 14.2
Seller Opinion                          Section 4.2(a)(iv)
Services Contracts                      Section 5.9(a)(iii)
Suspected Environmental Liabilities     Section 4.5(a)
Territory                               Section 11.11
Threshold Amount                        Section 14.7(a)
Third Party Claim                       Section 14.4
Title Commitments                       Section 8.17
Utility Charges                         Section 10.3(b)(i)
Vehicles                                Section 1.1(e)
Y2K Liabilities                         Section 4.6(a)
Y2K Report                              Section 4.6(a)

                           ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of November 12, 1998, as amended and restated on January 29, 1999, between ALADDIN MANUFACTURING CORPORATION, a Delaware corporation ("Purchaser") and IMAGE INDUSTRIES, INC., a Delaware corporation ("Image"), and THE MAXIM GROUP, INC., a Delaware corporation ("Maxim") (Image and Maxim collectively referred to herein as "Seller").

     A. Image is engaged in the business of the manufacture, from new and recycled materials, of polyethlene terephthalate ("PET") flake, pellets and fiber, and the manufacture of carpet products from such fiber (the "Business).

     B. Subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Seller desires to sell and Purchaser desires to purchase the Business, its operations, and substantially all of the assets of Seller used therein.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                          PURCHASE AND SALE OF ASSETS

     1.1  Purchase and Sale of Assets.  At the Closing (as hereinafter defined),
          ---------------------------
on and subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase, acquire, and accept from Seller, all of the right, title, and interest of Seller in and to (i) the Business and all goodwill related exclusively to the Business, (ii) the names "Image and Image Industries" and all marks and goodwill associated therewith (whether or not registered), and (iii) all of the assets, properties, and rights of Seller constituting the Business or used by Seller therein, of every type and description, tangible and intangible, in Seller's possession or reasonably accessible to Seller and whether or not reflected on the books of the Seller (except as may be specifically excluded by this Agreement), free and clear of all liens, claims, charges, security interests, and encumbrances of any kind or nature other than Permitted Encumbrances (as hereinafter defined), including, without limitation, the following, as the same shall exist at the Closing Date (as hereinafter defined) and to the extent the same are used exclusively in the Business:

             (a) All real property owned by Seller and used in the Business, and all of Seller's right, title, and interest in the buildings, fixtures, and improvements located thereon, together with all water lines, rights of way, uses, licenses, easements, hereditaments, tenements, and appurtenances belonging or appertaining thereto and any and all assignable warranties of third parties with respect thereto (the "Real Property") and, by assignment of leases, all of Seller's rights in, to, and under any real estate leases (including, without limitation, any assignment of a real estate lease or sublease) to which Seller is a party which are used in the Business, together with all of Seller's right, title, and interest in the buildings, fixtures and improvements, including construction-in-progress, and appurtenances thereto, located on the real property subject to such real estate leases, and any and all assignable warranties of third parties with respect thereto (the "Leased Real Property");

             (b) All machinery, equipment, tools, computers, terminals, computer equipment, office equipment, business machines, telephones and telephone systems, parts, accessories, and the like, wherever located, and any and all assignable warranties of third parties with respect thereto (the "Equipment");

             (c) To the extent permitted by applicable law, all of the contracts, leases, warranties, commitments, agreements, arrangements, credit guaranties and purchase and sales orders (including, but not limited to, those listed on Schedules 5.7.5, 5.8.2, 5.9.1, and 5.10), whether oral or written, pursuant to which Seller enjoys any right or benefit with respect to the Business, together with the right to receive income in respect of such contracts, leases, warranties, commitments, agreements, arrangements, and purchase and sales orders on and after the Closing Date (individually, a "Contract" and collectively, the "Contracts");

             (d) All raw materials, work-in-progress, finished goods, goods held for resale, spare parts, waste materials, scrap, samples, promotional literature, and supplies wherever located (the "Inventory"), together with all rights of Seller against suppliers of the Inventory including, without limitation, Seller's rights to receive refunds or rebates in connection with its purchase of such Inventory;

             (e) All motor vehicles, trucks, forklifts, and other rolling stock and all assignable warranties of third parties related thereto (the "Vehicles");

             (f) All patents, designs, art work, labels, designs, specifications, designs-in-progress, formulations, know-how, prototypes, inventions, trademarks, trade names, trade styles, service marks, together with all goodwill associated therewith, and copyrights; all registrations and applications therefor, both registered and unregistered, foreign and domestic; all trade secrets, technology or processes; all computer software (including documentation and related object and, if applicable, source codes); and all confidential or proprietary information that are either (i) owned by or negotiated in the name of Seller or (ii) as to which Seller has rights as licensee; but excluding such rights or property listed on Schedule 5.10A; constituting (with such exclusion) all of the intellectual property of Seller used or contemplated for use by Seller exclusively in the Business (the "Intellectual Property");

             (g) All existing data, data bases, books, records (except those records in Seller's corporate offices or at off-site storage facilities which are duplicates of the books and records of the Business), correspondence, business plans and projections, records of sales, customer and vendor lists, files, papers, and, to the extent permitted under applicable law or regulation, the historical personnel and payroll records of each of the Hired Employees (as defined in Section 11.1 hereof) in the possession of Seller, including without limitation, employment applications, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents, and any summaries of such documents regularly prepared by Seller; all reported medical claims made for each Hired Employee; and all manuals and printed instructions of Seller relating to the Acquired Assets (as hereinafter defined) and to the operation of the Business (the "Books and Records");

             (h) To the extent permitted under applicable law or regulation, all licenses, franchises, permits, certificates, consents, and other governmental or quasi-governmental authorizations of Seller (the "Permits");

             (i) All furniture, fixtures, and leasehold improvements wherever located, and any and all assignable warranties covering such furniture, fixtures, and leasehold improvements owned by Seller or in which Seller has an interest ("Furniture and Fixtures");

             (j) All cash and cash equivalents in transit, on hand and/or in banks or other financial institutions in an amount equal to the amount set forth on the Interim Balance Sheet (as herein defined); all prepaid expenses; all causes of action (except for those causes of action which are not related to the Acquired Assets), claims, and demands of Seller, including without limitation, rights to returned or repossessed goods and rights as an unpaid vendor; all security deposits and utility deposits; and all other assets used in the Business by Seller wherever located, tangible or intangible, provided, however, that the Acquired Assets shall not include, and Purchaser shall not acquire, any right, title, or interest of Seller in or to the Excluded Assets (as defined in Section 1.2 hereof);

             (k) All noncurrent assets of Seller used or held for use in the Business;

             (l) All accounts, notes and other receivables of Seller arising out of the conduct of the Business (the "Accounts Receivable"); and

             (m) All of Seller's right, title and interest in the lockboxes referenced as Lockbox No. 244 located at First Union National Bank of Georgia, First Union Service Center, Atlanta.

     All of the items described in this Section 1.1 to be purchased by Purchaser and which are not Excluded Assets as defined in Section 1.2 hereof are hereinafter collectively referred to as the "Acquired Assets." For purposes of this Agreement, "Permitted Encumbrances" shall mean (i) liens for taxes not yet due and payable (other than taxes arising out of the transactions contemplated by this Agreement); (ii) such minor imperfections of title not otherwise waived by Purchaser as set forth on Schedule B to the final title binders delivered at Closing related to the Real Property and such encumbrances, if any, that, in the aggregate, do not materially and adversely detract from the value, or materially and adversely interfere with the present use of any of the Acquired Assets, including the Real Property or Leased Real Property; and (iii) other nonmonetary liens, claims, and nonmonetary encumbrances relating to the Acquired Assets that (A) secure the Assumed Liabilities (as hereinafter defined) and (B) have been properly disclosed to Purchaser on an appropriate Schedule to this Agreement.

     1.2  Excluded Assets.  Seller shall not sell and Purchaser shall not
          ---------------
purchase or acquire and the Acquired Assets shall not include:

             (a) Any assets, properties, or rights of Seller not used in the Business;

             (b) The assets of any "employee benefit plan," as defined in
Section 3(3) of ERISA, maintained by Seller for the benefit of the employees of the Business or to which Seller has made any contribution;

             (c) The assets and properties used in the Business which have been disposed of since the date of this Agreement, provided such disposition has been made in accordance with the terms hereof;

             (d) Seller's corporate franchise, stock record books, corporate record books containing minutes of meetings of directors and stockholders, tax returns and records, books of account and ledgers, and such other records having to do with Seller's organization or stock capitalization;

             (e) Any rights which accrue or will accrue to Seller under this Agreement;

             (f) Any rights to any of Seller's insurance policies, premiums, or proceeds from insurance coverages relating to the Business (except as provided in Section 8.21 hereof );

             (g) Any rights to any of Seller's claims for any federal, state, local, or foreign tax refund or any federal, state, local or foreign tax credit earned by Seller prior to closing;

             (h) The assets, properties, and rights specifically listed and described on Schedule 1.2.

     The assets described in this Section 1.2 are hereinafter collectively referred to as the "Excluded Assets".

                                   ARTICLE 2
                           ASSUMPTION OF LIABILITIES

     2.1  Assumption.  Subject to Section 2.2 hereof, as of the Effective Time,
          ----------
Purchaser shall assume responsibility for the performance and satisfaction of the following liabilities (collectively, the "Assumed Liabilities"):

             (a) The Balance Sheet Liabilities (as defined in Section 3.1(c)) in the amount and only to the extent reflected on the Closing Balance Sheet (as defined in Section 3.3(a));

             (b) All of the executory obligations and liabilities of Seller arising from and after the Closing Date, pursuant to (i) the terms of the Real Property Leases identified in Schedule 5.8.2 and (ii) the Contracts identified in Schedules 5.9.1 and 5.9.2, and those Contracts which by the terms of Section 5.9(a) are not required to be identified on Schedule 5.9.1, but in each case excluding any obligations or liabilities arising from or relating to any breach or violation of the Real Property Leases or Contracts by Seller or default under the Real Property Leases or Contracts by Seller; and

             (c) Any sales tax liabilities arising from the transactions contemplated by this Agreement in the states of Alabama, California, North Carolina and South Carolina.

     2.2  Excluded Liabilities.  Purchaser shall not assume or become liable for
          --------------------
any obligations, commitments, or liabilities of Seller, whether known or unknown, absolute, contingent, or otherwise, and whether or not related to the Acquired Assets, except for the Assumed Liabilities (the obligations and liabilities of Seller not assumed by Purchaser are hereinafter referred to as the "Excluded Liabilities"). Without limiting the generality of the preceding sentence, the Excluded Liabilities include all obligations and liabilities of Seller (i) not reflected in or reserved against in the Closing Balance Sheet, and (ii) not specifically described in Section 2.1(b) and Section 2.1(c) hereof, including without limitation, the following:

             (a) All liabilities arising out of any Company Benefit Plan (as defined in Section 5.19(a)) other than pursuant to the Employment Contract dated as of the 30th day of July, 1993 by and between Image and H. Stan Padgett, as amended (the "Padgett Employment Contract");

             (b) Any losses, costs, expenses, damages, claims, demands and judgments of every kind and nature (including the defenses thereof and reasonable attorneys' and other professional fees) related to, arising out of, or in connection with Seller's failure to comply with the Bulk Transfer Act or any similar statute as enacted in any jurisdiction, domestic or foreign, except such liability as arises as a result of Purchaser's failure to pay Assumed Liabilities;

             (c) Any liability or obligation arising or accruing under any Contract or Real Property Lease prior to the Effective Time, and any liability or obligation arising from or related to any breach or violation by Seller of or default by Seller under any provision of any Contract or Real Property Lease prior to the Effective Time;

             (d) Any liability of Seller with respect to any claim or cause of action, regardless of when made or asserted, which arises (i) out of or in connection with the operations of the Business by Seller prior to the Effective Time and which is not specifically listed or described in Section 2.1 hereof, or
(ii) out of or in connection with the operations of the Business prior to the Effective Time under any federal, state, or local law, rule, or regulation relating to (A) environmental protection or clean-up, (B) taxation, or (C) employment or termination of employment;

             (e) Any liabilities or obligations of Seller relating to the Excluded Assets;

             (f) Any liabilities or obligations of Seller relating to sales and use, transfer, documentary, income or other taxes levied on the transfer of the Acquired Assets;

             (g) Except for the Assumed Employment Obligations, any liability or obligation (including, without limitation, salaries, bonus, vacation pay, sick pay, holiday pay, severance pay and other like obligations or payments), arising prior to or as a result of the Closing, to any present or former employee, agent, or independent contractor of Seller, whether or not employed or retained by Purchaser after the Closing;

             (h) All Environmental Liabilities (as hereinafter defined);

             (i) Any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including without limitation, fees and expenses of its counsel, accountants, and other experts;

             (j) Any liability or obligation of Seller for all federal, state or local income, excise, franchise and capital stock taxes, charges, fees, levies or other assessments measured on the basis of net income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, social security, unemployment, severance, property or other taxes, duties, fees, assessments or charges of any kind whatsoever, including any interest, penalties, or additional amounts attributable thereto imposed by any federal, state, local or foreign governmental authority and payable by Seller or any member of any affiliated group or any combined or consolidated group on account of the Business, for all periods through and including the period ending at the Effective Time, including, without limitation, income arising as a result of the transactions contemplated herein. For the period that ends at the Effective Time, the taxable income attributable to such period shall be determined based on a full closing of the books of the

Business in a manner sufficient to support for tax purposes the allocation to such period of each item of income and expense accrued on the books in each jurisdiction in which the Business operates;

             (k) The amount of all issued and outstanding checks as of the Closing Date in excess of $3,470,000;

             (l) Any liability of Seller for any actual or alleged breach of, or noncompliance with, any federal, state, or local law, rule, regulation, order or decree applicable to any Contract, Real Property Lease, or otherwise applicable to the Seller prior to the Effective Time;

             (m) All indebtedness of Seller (other than the Balance Sheet Liabilities), whether secured or unsecured, due or to become due, including, but not limited to, capitalized leases (other than those listed on Schedules 5.7.5 and 5.8.2), intercompany indebtedness, and senior notes; and

             (n)  Any liability set forth on Schedule 2.2(n).


                                   ARTICLE 3
                   CALCULATION AND PAYMENT OF PURCHASE PRICE

        3.1 Calculation of Final Purchase Price.
            -----------------------------------

             (a) The aggregate consideration to be paid to the Seller for the sale, transfer, and conveyance of the Acquired Assets and the covenant not to compete set forth in Section 11.11 hereof (the "Final Purchase Price") shall be an amount equal to One Hundred Ninety-Seven Million Two Hundred Twenty-Five Thousand Dollars ($197,225,000) (of which $30,000,000 shall be attributable to Purchaser's assumption of the Pollution Control Bonds, as defined in Section 3.1(c) hereof), assuming (i) that the Closing Net Asset Value is equal to or greater than One Hundred Seventy-Four Million One Hundred Ninety Thousand Dollars ($174,190,000) and (ii) the adjusted EBITDA for the Business for the trailing twelve-month period ended on July 31, 1998 is equal to or greater than Thirty-Two Million Eight Hundred Sixteen Thousand Dollars ($32,816,000). If the Closing Net Asset Value is less than One Hundred Seventy-Four Million One Hundred Ninety Thousand Dollars ($174,190,000), then the difference shall constitute a dollar-for-dollar reduction in the Final Purchase Price. In the event that the adjusted EBITDA for the Business for the trailing twelve-month period ended on July 31, 1998 is less than Thirty-Two Million Eight Hundred Sixteen Thousand Dollars ($32,816,000), then the Final Purchase Price shall be reduced by an amount equal to six times the difference thereof (the "EBITDA Adjustment"). In no event shall the Final Purchase Price exceed One Hundred Ninety-Seven Million Two Hundred Twenty-Five Thousand Dollars ($197,225,000) (of which $30,000,000 shall be attributable to Purchaser's assumption of the Pollution Control Bonds).

             (b) As used herein: (i) the term "Book Value of the Acquired Assets" means the book value of the Acquired Assets determined in accordance with generally accepted accounting principles ("GAAP") consistently applied, except that, with respect to Inventory, Inventory shall be valued at the lower of cost (reduced by the effects of any applicable manufacturers' rebates previously available to Seller) or net realizable market value and adjusted to reflect reserves for mill ends, short rolls, obsolete, damaged, discontinued and slow moving Inventory in accordance with GAAP consistently applied; and (ii) the term "adjusted EBITDA" means the amount determined for the trailing twelve month period ended July 31, 1998 by adding to Earnings Before Interest and Taxes
(EBIT) for such period, as determined in accordance with GAAP, the following:
(1) depreciation, as determined in accordance with GAAP; (2) the amount of intercompany corporate charges for such period from Maxim to Image for sales and marketing expense; (3) the amount of intercompany corporate charges for such period from Maxim to Image for administrative expense; and (4) the sum of $500,000.

             (c) As used herein, the term "Balance Sheet Liabilities" means the amount of (i) trade accounts payable of the Seller (including the liability for payment of outstanding checks up to $3,470,000) to the extent reflected on the Closing Balance Sheet; (ii) the accrued (earned but not paid) salaries, wages, holiday pay, sick pay and vacation pay for the fiscal year in which the Closing Date occurs, with respect to the Hired Employees in the amount and to the extent reflected on the Closing Balance Sheet (the "Assumed Employment Obligations"), but excluding (A) any performance bonuses payable to the Hired Employees or (B) any severance pay obligations of Seller to the Hired Employees, other than pursuant to the Padgett Employment Contract, resulting from Seller's consummation of the transactions contemplated by this Agreement, (iii) all obligations of Image in connection with the $30,000,000 Development Authority of the City of Summerville, Georgia Exempt Facility Revenue Bonds (Image Industries, Inc. Project), Series 1997 (the "Pollution Control Bonds"), and (iv) all current liabilities of the Seller other than the Excluded Liabilities, but only to the extent such liabilities are reflected on the Closing Balance Sheet. The liabilities described in subsections (i) and (iv) of this Section 3.1(c) shall be limited to the types of liabilities included in the line items substantially of the same name in the unaudited balance sheet of the Business as of the end of fiscal July, 1998, furnished to Purchaser (the "Interim Balance Sheet") and shall be determined in accordance with and based upon Seller's historical practices and methods, provided that if such practices and methods deviate from GAAP, Balance Sheet Liabilities shall be determined in accordance with GAAP. All amounts of the type described in clause (ii) of this Section 3.1(c) that are payable with respect to any period ending on or prior to the Closing Date or that are required by GAAP to be accrued on the financial statements of the Seller as of the Closing Date, shall be fully reflected and accrued on the Closing Balance Sheet. Balance Sheet Liabilities shall not include any Excluded Liabilities.

             (d) As used herein, the term "Closing Net Asset Value" means the Book Value of the Acquired Assets, as of the Effective Time, less the Balance Sheet Liabilities other than the $30,000,000 amount attributable to the Pollution Control Bonds, as of the Effective Time, and the term "Estimated Net Asset Value" means the unaudited net asset value determined in accordance with Section 3.2 hereof.

     3.2  Determination of Estimated Purchase Price.  Not later than ten (10)
          -----------------------------------------
days prior to the Closing Date, the Seller shall furnish to Purchaser its calculation of the "Estimated Purchase Price." The "Estimated Purchase Price" shall be determined by computing the Estimated Net Asset Value based upon (i) the unaudited Book Value of the Acquired Assets as of the previous month's end, plus or minus any known adjustments agreed to by Purchaser, minus (ii) the unaudited Balance Sheet Liabilities other than the $30,000,000 amount attributable to the Pollution Control Bonds, as of the previous month's end, plus or minus any known adjustments agreed to by Purchaser; provided, however, that solely for purposes of this Section 3.2, all references in the definition of Balance Sheet Liabilities to amounts reflected on the Closing Balance Sheet shall be deemed to mean amounts as of the previous month's end. The Estimated Purchase Price shall be an amount equal to One Hundred Ninety-Seven Million Two Hundred Twenty-Five Thousand Dollars ($197,225,000) (of which $30,000,000 shall be attributable to Purchaser's assumption of the Pollution Control Bonds), assuming that the Estimated Net Asset Value is equal to or greater than One Hundred Seventy-Four Million One Hundred Ninety Thousand Dollars ($174,190,000). If the Estimated Net Asset Value is less than One Hundred Seventy-Four Million One Hundred Ninety Thousand Dollars ($174,190,000), then the difference shall constitute a dollar-for-dollar reduction in the Estimated Purchase Price. In no event shall the Estimated Purchase Price exceed One Hundred Ninety-Seven Million Two Hundred Twenty-Five Thousand Dollars ($197,225,000) (of which $30,000,000 shall be attributable to Purchaser's assumption of the Pollution Control Bonds). Such calculation shall be accompanied by a written analysis, supported by documentation which shall be attached to such written analysis, of the adequacy of the reserves for doubtful accounts and the reserves for inventory valuation used in the determination of Book Value, which is used in the calculation of the Estimated Purchase Price. The Estimated Purchase Price shall be determined from the books and records of the Seller; provided, however, that the Book Value of the Acquired Assets shall be determined in accordance with Section 3.1(b) hereof and the Balance Sheet Liabilities shall be determined in accordance with Section 3.1(c).

     3.3  Determination of Final Purchase Price.
          -------------------------------------

             (a) Not later than ninety (90) days following the Closing Date, Purchaser shall furnish to the Seller (i) audited statements of the Book Value of the Acquired Assets and Balance Sheet Liabilities, as of the Effective Time (the "Closing Balance Sheet"), prepared by Purchaser and reported upon by KPMG Peat Marwick LLP ("KPMG") and (ii) a calculation of Final Purchase Price and Closing Net Asset Value, respectively, in accordance with the respective formulas therefor set forth in Section 3.1(a) and Section 3.1(d), based on the data contained in such Closing Balance Sheet. The fees and expenses of KPMG in carrying out the work called for by this Section 3.3 shall be borne by Purchaser. The Closing Balance Sheet shall (i) be prepared in accordance with the books and records of Seller, (ii) be prepared in accordance with GAAP, applied consistently with the accounting principles used to prepare annual financial statements of Seller without regard to accounting practices that normally may be followed at interim dates; provided that the Book Value of the Acquired Assets shall be determined in accordance with Section 3.1(b) hereof and the Balance Sheet Liabilities shall be determined in accordance with Section 3.1(c), and
(iii) reflect adequate reserves for all known liabilities and reasonably anticipated losses to the extent required by GAAP that (A) affect or are related to the Acquired Assets or the Assumed Liabilities, and (B) are determined in accordance with and based upon Seller's historical calculations of reserves for liabilities and losses so long as the same are not inconsistent with GAAP, provided that if any of the foregoing deviate from GAAP, then such reserves shall be determined in accordance with GAAP. The Closing Balance Sheet shall be accompanied by a schedule showing the difference, if any, between the Estimated Purchase Price and the Final Purchase Price, as determined from the Closing Balance Sheet and the amount of the EBITDA Adjustment, if any (the "Closing Schedule").

             (b) Representatives of the Seller shall receive not less than five
(5) business days' advance notice thereof and shall have the right to be present when Purchaser and its representatives conduct a physical inventory of the Inventory. Purchaser and the Seller shall each provide access to the other to the books and records which are under their respective control or custody which are necessary to prepare the Closing Balance Sheet and will cause their respective accountants to provide access to work papers.

             (c) The Seller shall have thirty (30) days from the date of its receipt of the Closing Balance Sheet and the Closing Schedule to review the Closing Balance Sheet and the Closing Schedule and to agree or disagree as to the Final Purchase Price reflected thereon. If the Seller does not agree with the Final Purchase Price reflected on the Closing Balance Sheet or the Closing Schedule, then the Seller shall, within such thirty (30) day period, deliver a written objection to Purchaser which shall specify in reasonable detail the basis for the objection on a line item basis, and a computation of the Final Purchase Price asserted by the Seller (collectively, the "Objection"). Upon Purchaser's receipt of such Objection, Purchaser and the Seller shall negotiate in good faith to resolve the Objection, but if the Objection cannot be resolved by negotiation between the parties within thirty (30) days after Purchaser's receipt of the Objection, Purchaser shall cause the Closing Balance Sheet, the Closing Schedule, the Objection, and all work papers related thereto (collectively, the "Determination Materials"), to be submitted to Deloitte & Touche, LLP (the "Accounting Arbitrator"), which shall review the Determination Materials and determine on a line item basis which of the positions asserted, either that asserted by Purchaser in the Closing Balance Sheet and Closing Schedule or that asserted by the Seller in the Objection, is the more correct per line item, and notify the parties in writing of its determination based upon the net amount of all line items disputed within thirty (30) days following the receipt of the Determination Materials, which determination shall be final and conclusive (the "Arbitration Decision").

             (d) The fees and expenses of the Accounting Arbitrator shall be shared by Seller and Purchaser in inverse proportion to the amount in dispute for which each of the parties is successful.

     3.4  Reconciliation of Estimated and Final Purchase Price; Other
          -----------------------------------------------------------
Adjustments.
-----------

          (a) If the Final Purchase Price (as determined in Section 3.3 hereof) is greater than the Estimated Purchase Price (as determined in Section 3.2 hereof), Purchaser shall pay the difference between such amounts to Seller and the Escrow Amount shall be released to Seller. If the Final Purchase Price is less than the Estimated Purchase Price, Seller shall pay the difference between such amounts to Purchaser. Any payment required to be made by Seller to Purchaser shall first be funded from the Escrow Amount pursuant to the terms of the escrow agreement contemplated by subsection 3.5(a)(ii) below.

          (b) If the amount of bank overdrafts on the Closing Date exceeds $3,470,000, then Seller shall pay the amount of the excess to Purchaser. Any such payment shall first be funded from the Escrow Amount pursuant to the terms of the escrow agreement contemplated by subsection 3.5(a)(ii) below.

          (c) The payments required by this subsection shall be made by wire transfer in immediately available funds to an account designated in writing by the recipient within ten (10) days after the earlier to occur of (i) the date Purchaser and Seller agree as to the Final Purchase Price or (ii) the Accounting Arbitrator notifies Purchaser and Seller of its determination of the Final Purchase Price according to the provisions of Section 3.3 hereof (the "Adjustment Date").

     3.5  Payment of Estimated Purchase Price and Final Purchase Price
          ------------------------------------------------------------
Adjustment.  Subject to the fulfillment of the conditions set forth herein:
----------


          (a) on the Closing Date, Purchaser shall pay or deliver to Seller (i) an amount equal to the Estimated Purchase Price reduced by (A) the $30,000,000 amount attributable to Purchaser's assumption of the Pollution Control Bonds, and (B) Five Million Dollars ($5,000,000) by wire transfer in immediately available funds to an account designated in writing by Seller and (ii) the balance of the Estimated Purchase Price net of the $30,000,000 amount attributable to Purchaser's assumption of the Pollution Control Bonds (being an amount equal to Five Million Dollars ($5,000,000)) into escrow (the "Escrow Amount"), pending the final determination of the Final Purchase Price, pursuant to the terms of an escrow agreement in substantially the form of Exhibit A hereto. A Federal Reserve Reference Number shall be requested by Purchaser at the time of the transfer for the purpose of assisting Seller in confirming receipt of the transfer; and

          (b) on the Adjustment Date (as defined in Section 3.4 hereof), Purchaser shall pay Seller or Seller shall pay Purchaser, as the case may be and as provided in Section 3.4(a), such amount resulting from the adjustments provided for in Section 3.4 hereof to reach the Final Purchase Price, by wire transfer in immediately available funds to an account designated in writing by Seller or Purchaser, as the case may be.

     3.6  Transfer Expenses.  Seller shall pay any sales and use, transfer,
          -----------------
documentary, or other taxes levied on the transfer of the Acquired Assets. All Inventory shall be claimed as exempt from sales or use tax by Purchaser and Purchaser shall furnish Seller at Closing with appropriate sales tax exemption certificates as reasonably requested by Seller for the Inventory. Seller shall timely report and remit any such taxes to the appropriate revenue authorities.

     3.7  Allocation of Purchase Price.  The consideration paid for the covenant
          ----------------------------
not to compete set forth in Section 11.11 hereof, the assumption of the Assumed Liabilities that are taken into account in determining the amount realized for tax purposes, and for the Acquired Assets (which shall equal the Final Purchase Price) shall be allocated among the Acquired Assets in accordance with the provisions contained in Treasury Regulation Section 1.1060-1T(d). The parties agree to be bound by such allocation and to report the transaction contemplated herein for federal income tax purposes in accordance with such allocation; provided, however, that if adjustments are made to the Estimated Purchase Price in calculating the Final Purchase Price, then corresponding adjustments shall be made to the allocation. In furtherance of the foregoing, the parties hereto agree to execute and deliver Internal Revenue Service Form 8594 reflecting such allocation.

                                   ARTICLE 4
                             PROCEDURE FOR CLOSING

     4.1  Time and Place of Closing.  The closing for the purchase and sale
          -------------------------
contemplated by this Agreement (the "Closing") shall be held at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309, commencing at 9:00 A.M., Eastern Standard Time, onsuch date as the parties hereto may agree in writing (the date on which the Closing actually occurs is hereinafter referred to as the "Closing Date"). Subject to the consummation of the Closing on the Closing Date, the sale, assignment, transfer, and conveyance to Purchaser of the Acquired Assets will be effective as of 12:01 AM Eastern Standard Time on the Closing Date (the "Effective Time").

     4.2  Transactions at the Closing.  At the Closing, each of the following
          ---------------------------
items shall be delivered:

             (a) Seller shall deliver to Purchaser the following:

                     (i) such bills of sale, motor vehicle titles, warranty deeds, quitclaim deeds, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, vest in, and purchase all of Seller's right, title, and interests in and to the Acquired Assets, including without limitation, valid title in and to all of the Acquired Assets owned by Seller, in each case free and clear of all liens (subject only to Permitted Encumbrances), and all of Seller's right, title and interest in and to all of the Acquired Assets leased by Seller as lessee, and all of Seller's rights under all Contracts;

                     (ii) a certificate of Seller with respect to the matters described in Sections 8.1, 8.2, 8.5, 8.6, 8.13, and 8.21 hereof;

                     (iii) a certificate of the Secretary or Assistant Secretary of Seller with respect to the matters described in Sections 8.8, 8.9 and 8.10 hereof;

                     (iv) the opinion of Smith, Gambrell & Russell LLP, counsel to Seller, in substantially the form of Exhibit B hereto (the "Seller Opinion");

                     (v) copies of the consents and waivers described in Section
8.5 hereof;

                     (vi) satisfactory evidence of the approvals described in
Section 8.5 hereof;

                     (vii) certificates of existence of each of Maxim and Image, as of a date within twenty (20) days prior to the Closing Date, from the State of Delaware;

                     (viii) the Agreements of Estoppel, Consent and Waiver and the Landlords' Consent to Lease Assignment described in Section 8.18 hereof;

                     (ix) affidavit(s) of title stating that (a) there are no parties in possession of any of the Real Property or Leased Real Property other than Seller (or otherwise specifically setting forth any such other parties' rights and the source and extent of such parties' rights), and (b) Seller has not caused any work to be performed on any of the Real Property or Leased Real Property within one hundred (100) days of the date of such affidavit(s), or if Seller has caused any such work to be performed within one hundred (100) days of such date(s) that all such work has been completed and fully paid for (with respect to work in progress, to and through a date reasonably proximate to the Closing Date), and such other documentation as Purchaser's title insurance company may reasonably request in order to permit Purchaser's title insurance policy to be issued without exceptions as to matters arising in the "gap", mechanic's or materialman's liens, third parties in possession (other than specifically enumerated third parties as set forth above that are reasonably acceptable to Purchaser pursuant to the terms of this Agreement), and rights or claims of real estate brokers;

                     (x) a 1099 certificate to the extent applicable;

                     (xi) a duly executed certificate stating that each of Image and Maxim is a Georgia resident, or that each of Image and Maxim is otherwise exempt from withholding under O.C.G.A. (S)48-7-128, as applicable;

                     (xii) a duly executed certificate stating that Seller is not a "foreign person" for United States income tax purposes, in accordance with
Section 1445 and Section 897 of the Internal Revenue Code of 1986, as amended;

                     (xiii) originals (to the extent possessed by Seller, and in the absence of such originals, complete copies) of the Real Property Leases; and

                     (xiv) such other evidence of the performance of all covenants and the satisfaction of all conditions required of Seller by this Agreement at or prior to the Closing Date as Purchaser or its counsel may reasonably require.

     The documents and certificates to be delivered hereunder by or on behalf of Seller on the Closing Date shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

             (b) Purchaser shall deliver to Seller the following:

                     (i) wire transfers in aggregate amount equal to the Estimated Purchase Price less the Escrow Amount in immediately available funds to accounts designated by Seller, as more specifically set forth in Section 3.5(a) hereof;

                     (ii) an instrument or instruments of assumption of the Assumed Liabilities, duly executed by Purchaser, and reasonably satisfactory in form and substance to Seller and its counsel;

                     (iii) a certificate of Purchaser with respect to the matters described in Sections 9.1 and 9.2;

                     (iv) a certificate of the Secretary or Assistant Secretary of Purchaser with respect to the matters described in Sections 9.3, 9.4 and 9.6 hereof;

                     (v) the opinion of Alston & Bird LLP, counsel to Purchaser, in substantially the form of Exhibit C hereto (the "Purchaser Opinion");

                     (vi) certificates of existence or certificates of good standing of Purchaser, as of a date within twenty (20) days prior to the Closing Date, from the State of Delaware; and

                     (vii) such other evidence of the performance of all covenants and satisfaction of all of the conditions required of Purchaser by this Agreement, at or before the Closing Date, as Seller or its counsel may reasonably require.

     The documents and certificates to be delivered hereunder by or on behalf of the Purchaser on the Closing Date shall be in form and substance reasonably satisfactory to the Seller and its counsel.

     4.3  Conveyance of Title to Real Property.
          ------------------------------------

             (a) Seller shall convey title to the Real Property to Purchaser by limited or "special" warranty deed in a form customarily used in the locality in which the Real Property is located, subject, however, to Permitted Encumbrances. Each such deed shall be executed in accordance with the requirements of the laws of the state in which such Real Property is located and shall be in such form as will permit the deed to be recorded. Seller shall transfer and assign to Purchaser its rights under the Real Property Leases (and its rights in and to all deposits thereunder and all buildings, other structures, and improvements permitted to be retained or removed by the lessee thereunder) by transfer and assignment in form reasonably acceptable to Purchaser and its counsel. Regardless of whether Purchaser objects to the same as provided hereinbelow, the Real Property and the Leased Real Property shall not be subject to (i) any mortgage, deed of trust, security deed, security agreement, judgment, lien or claim of lien, or any other title exception or defect created, caused, suffered or incurred by Seller that is monetary in nature, Seller hereby agreeing to pay and satisfy of record any such monetary title defects or encumbrances prior to or at Closing at Seller's expense, or (ii) any leases, rental agreements or other rights of occupancy of any kind (other than the Real Property Leases), whether oral or written, except as disclosed to and accepted by Purchaser as provided elsewhere herein.

             (b) Prior to the Closing Date, Purchaser shall have examined the title and, at Purchaser's option, the survey to each parcel of Real Property and Leased Real Property and notified Seller in writing of any objections to, defects in or encumbrances upon Seller's title to or interest in such Real Property or Leased Real Property other than Permitted Encumbrances. Seller shall use its reasonable good faith efforts to satisfy those title defects and encumbrances of which Purchaser has notified Seller prior to the Closing Date, provided that Seller shall not be obligated to expend more than $10,000 per identified defect or encumbrance and $100,000 in the aggregate per property, to satisfy such defects and encumbrances. If Seller satisfies all such title defects and encumbrances, then the transaction contemplated hereby shall be closed in accordance with the terms and conditions set forth herein. If Seller does not satisfy all such title defects and encumbrances prior to the Closing Date, then Purchaser shall elect either: (i) not to close the transaction contemplated hereby, if any of such title defects or encumbrances could reasonably be expected to have a material adverse effect on the conduct of the Business at any of the Real Property set forth in Schedule 4.3(b) (the "Key Facilities"), in which event all parties shall be released from any further obligations or liability, except as expressly set forth in Article 13 or otherwise; (ii) to close the transaction contemplated hereby without regard to such unsatisfied defects and encumbrances, in which event the transaction contemplated hereby shall be closed in accordance with its terms, without a reduction in Final Purchase Price, and all such unsatisfied title defects and encumbrances shall be exceptions to Seller's warranty of title; or (iii) to close the transaction contemplated hereby, excluding, however, the portion of the Real Property or Leased Real Property having such title defects and encumbrances with a corresponding reduction in the Final Purchase Price applicable to such Real Property or Leased Real Property so excluded.

           (c) In the event Purchaser does not notify Seller of any such unacceptable defects in or encumbrances upon Seller's title to such Real Property, as provided in Section 4.3(b) hereof, Purchaser shall be deemed to be satisfied with Seller's title to such Real Property and to have elected to close pursuant to clause (ii) of Section 4.3(b) hereof.

           (d) Seller shall not transfer, assign, sublease or encumber the Real Property or Leased Real Property or any part thereof from the date hereof until the first to occur of the Closing Date or the termination of this Agreement pursuant to Article 13 hereof, except for Permitted Encumbrances. Notwithstanding anything in Section 4.3(b) hereof to the contrary, Purchaser shall have the right to object to any title matters which come into existence after the date of Purchaser's title examination but prior to Closing.

     4.4  Survey and Inspection of Property.
          ---------------------------------

          (a) Purchaser and Purchaser's agents, employees and independent contractors shall have the right and privilege to enter upon the Real Property and the Leased Real Property, during normal working hours and upon the giving to Seller of reasonable advance notice, prior to the Closing Date to inspect the Real Property and the Leased Real Property and to conduct soil borings and other environmental, geological, engineering, percolation, hydrologic, feasibility, or landscaping tests or studies, all at Purchaser's sole cost and expense, provided such testing does not unreasonably interfere with the operation of the Business at that location. Purchaser indemnifies Seller from and against any liability arising out of the acts of Purchaser or Purchaser's agents in connection with such entry or testing by Purchaser or Purchaser's agents under this subsection; provided, however, that in no event shall this indemnity include or cover the fact of detection (without more) of environmental conditions or contamination in connection with such entry or testing.

          (b) Each parcel of Real Property shall be described in the deed conveying such parcel and other closing documents by the metes and bounds description of such parcel set forth in the deed vesting title to such parcel in Seller, as said metes and bounds descriptions may be modified by mutual agreement of the parties acting in good faith with respect thereto, provided, however, in the event Purchaser or Seller causes a new survey of a parcel of Real Property to be made by a land surveyor registered or licensed in the state in which such Real Property is located, and the resulting plat of survey accurately depicts the boundaries of such Real Property and those characteristics of such Real Property that would be revealed by a careful inspection of such Real Property and is otherwise reasonably acceptable to Seller, then reference shall be made to such new plat in the description of such Real Property in a quitclaim deed to be delivered to Purchaser in addition to the limited or "special" warranty deed relating to such Real Property.

     4.5  Environmental Liabilities.
          -------------------------

          (a) Purchaser shall, at its cost and expense, and using environmental consultants selected by Purchaser (the "Environmental Consultants"), obtain Phase I, and as determined necessary by Purchaser, Phase II, environmental audit reports on each of the parcels of Real Property and Leased Real Property (individually an "Environmental Audit Report" and collectively, the "Environmental Audit Reports"). Each Environmental Audit Report shall include a statement of all environmental liabilities, conditions and instances of non-compliance, if any, identified by the Environmental Consultants that involve dumping, storage, use, release, discharge, disposal, spillage, migration, leakage, burial or placement of any Hazardous Materials (as that term is defined below) at, on, from, near or under the Real Property or Leased Real Property to which such Environmental Audit Report relates (the "Identified Environmental Liabilities") and an estimate of the cost of any recommended removal, remediation, compliance and/or clean up action with respect to the Identified Environmental Liabilities (the "Environmental Remediation Estimate"). As used in this Agreement:

              (i) "Environmental Liabilities" means the Identified Environmental Liabilities;

              (ii) "Environmental Law" or "Environmental Laws" shall mean any and all statutes, codes, laws (including, without limitation, common law), ordinances, agency rules, regulations, and guidance, and reporting or licensing requirements relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. (S)(S)9601 et seq. ("CERCLA"); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. (S)(S)6901 et seq., ("RCRA"); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. (S)(S)11001 et seq.); (iv) the Clean Air Act (42 U.S.C. (S)(S) 7401 et seq.); (v) the Clean Water Act (33 U.S.C. I 1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. I 2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. (S)(S) 5101 et seq.); (viii) the Safe Drinking Water Act (41 U.S.C. I 300f et seq.); (ix) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i)- (viii) of this subparagraph, including, but not limited to, the Georgia Solid Waste Management Act, O.C.G.A. (S)(S)13-8-20 et seq., the Georgia Hazardous Waste Management Act, O.C.G.A. (S)(S)12-8-60 et seq., and the Georgia Hazardous Site Response Act, O.C.G.A. (S)(S)12-8-90 et seq. ("HSRA"), (x) any amendments to the statutes, laws or ordinances listed in parts (i) - (ix) of this subparagraph in effect as of the date of this Agreement, (xi) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) -
(x) of this subparagraph; and (xii) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect as of the date of this Agreement relating to environmental protection.

              (iii) "Hazardous Material" or "Hazardous Materials" shall mean any and all chemicals, substances, wastes, materials, pollutants, contaminants, equipment or fixtures defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes, CERCLA hazardous substances, HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, asbestos containing materials, and polychlorinated biphenyls (PCBs).

           (b)(i) As soon as practical following the date hereof, to the extent requested in writing by Purchaser, Seller shall, for each parcel of Real Property or Leased Real Property, begin removal, remedial, compliance, and/or clean up action with respect to all Identified Environmental Liabilities disclosed in the Environmental Audit Reports utilizing the services of such independent professional and qualified environmental consulting firm of recognized standing as Purchaser determines and that is reasonably acceptable to Seller. The cost and expense of any action described in the preceding sentence shall be paid by Purchaser, to the extent such costs and expenses do not exceed One Million Dollars ($1,000,000); provided, however, that the Purchaser shall not be liable for any aggregate costs or expenses with respect to Identified Environmental Liabilities and Y2K Liabilities in excess of One Million Five Hundred Thousand Dollars ($1,500,000). Aggregate costs and expenses with respect to Identified Environmental Liabilities and Y2K Liabilities in excess of One Million Five Hundred Thousand Dollars ($1,500,000) shall be borne exclusively by Seller and Seller shall indemnify Purchaser for any such costs and expenses incurred by Purchaser. In addition and not by way of limitation of Seller's obligations under this Agreement, Seller shall make all required notifications to the appropriate governmental agencies or authorities and comply with other applicable requirements of the Environmental Laws with respect to the Identified Environmental Liabilities.

              (ii) Subject to the second sentence of Section 4.5(b)(i) above, Seller hereby agrees to indemnify, defend, and hold harmless Purchaser as provided in Section 14.1(d) hereof, for all costs and expenses incurred by Purchaser in effecting such action or any other removal, remedial, compliance, or clean up action or assessment required by any governmental agency or instrumentality or any court or arbitration panel having jurisdiction over the parcel.

              (iii) Seller's obligations to assess, remove, remediate, or clean up Hazardous Materials under Section 4.5(b)(i) shall be deemed discharged when all concentrations of Hazardous Material(s) in environmental media have been reduced to a level that is fully protective of human health and the environment, as determined by, for each such response action, (I) approval of and issuance of a written "no further action" determination for each such response action and final concentration levels achieved by the Georgia Environmental Protection Division ("EPD"), the Alabama Department of

Environmental Management ("ADEM"), or the South Carolina Department of Health and Environmental Control ("DHEC"), as appropriate for the location of the action, or in the absence of oversight by EPD, ADEM, or DHEC, by the U.S. Environmental Protection Agency ("EPA"), or (II) in the absence of EPD, ADEM, DHEC, or EPA oversight of the response action, compliance with applicable standards for contaminant concentrations set forth in the Environmental Laws, or
(III) in the absence of applicable standards, achievement of contaminant concentrations established by an appropriate and scientifically defensible risk assessment performed by an independent professional and qualified environmental consulting firm experienced in performing risk assessments in U.S. EPA Region IV that is selected by Seller and acceptable to Purchaser; provided, however, that such consultant's risk assessment proposal, protocols, and assumptions shall be provided to Purchaser for review prior to acceptance by Seller and that the scope and content of such proposal, protocols, and assumptions shall be mutually acceptable to Seller and Purchaser.

              (iv) Notwithstanding, anything in Section 4.5(b)(iii) to the contrary, Seller agrees that, in the event that any of the Environmental Audit Reports for the parcels of Real Property and Leased Real Property located in Georgia reveal concentrations of HSRA regulated substances that require notification to the EPD, Seller shall, to the extent practicable, remove, remediate or clean up such substances to below HSRA notification concentrations ("NCs") prior to the applicable notification deadline. To the extent that such NCs are not attained prior to the notification deadline, Seller agrees that it shall make the appropriate HSRA notifications to EPD and comply with all other HSRA requirements, including, without limitation, the preparation and implementation of any compliance status reports and corrective action plans that may be required.

              (v) Notwithstanding, anything in Section 4.5(b)(iii) to the contrary, Seller agrees that, in the event that any of the Environmental Audit Reports reveal concentrations of total petroleum hydrocarbons or petroleum constituents in soil that are not subject to notification or clean up requirements under the Environmental Laws, the "applicable standards for contaminant concentrations set forth in the Environmental Laws" under Section 4.5(b)(iii)(II) shall be deemed to be at least 100 mg/kg for TPH in soil and HSRA NCs for petroleum constituents in soil, regardless of the location of the subject parcel.

              (vi) Purchaser hereby grants Seller, its employees and representatives, the non-exclusive and unrestricted right of access to such parcels requiring action under this Section 4.5(b), as necessary to allow Seller to perform and complete such action, and Purchaser agrees that it shall not, and shall cause its employees and representatives not to, interfere with such actions. All such actions shall be completed in a manner so as not to unreasonably interfere with Purchaser's use of the parcels.

          (c) If at any time during the period commencing on the Closing Date and ending on the tenth anniversary thereof, any monitoring, removal, clean up, remediation, notification or further assessment activity with respect to any Environmental Liability with respect to any Real Property or Leased Real Property is required by any governmental agency or instrumentality or any court or arbitrator having jurisdiction over the parcel to which such Environmental Liability relates or is required under Environmental Laws, (i) Seller shall, on demand, indemnify, defend, and hold harmless Purchaser as provided in Section 14.1(d) for all cost and expense incurred by Purchaser in effecting such monitoring, removal, clean up, remediation, notification or further assessment, and in effecting any removal, remediation or clean up of any condition revealed by such monitoring or further assessment that involves the dumping, storage, use, release, discharge, disposal, migration, spillage, leakage, burial, or placement of Hazardous Materials but only to the extent that such condition comprises an Identified Environmental Liability, and excluding the effect of any exacerbation of such condition by action of Purchaser subsequent to the Closing.

          (d) The provisions herein with respect to Environmental Liabilities shall in no way limit or affect any rights or remedies against third parties available at law or in equity to either Purchaser or Seller with respect to any Environmental Liability.

          (e) Except as otherwise provided in this Section 4.5(e), the parties hereto shall keep confidential and shall not disclose to any person except each party's counsel, accountants, and representatives, all on a "need to know" basis in connection with the consummation of the transactions contemplated hereby, the existence or content of any Environmental Audit Report. The confidentiality obligations of this Section 4.5(e) shall not apply where the disclosure of such information is needed to (i) enforce the Agreement; (ii) fulfill a contractual obligation with an insurer; (iii) comply with applicable laws or regulations; or
(iv) comply with the terms of an administrative or judicial formal request or order requiring such disclosure.

     4.6  Year 2000.
          ---------

          (a) Purchaser shall select a nationally recognized consultant to conduct a review of all of Seller's operations and internal systems for Year 2000 compliance and provide a written report to Purchaser (the "Y2K Report"). The Y2K Report shall include the following: (i) identification of all systems and equipment that are being transferred to Purchaser under this Agreement that include computer software and are date dependent; (ii) identification of all suppliers, vendors and customers that are material to the Business and the Acquired Assets; (iii) identification of those systems, equipment and third parties that are not Year 2000 compliant; (iv) recommendations for corrective actions to achieve Year 2000 compliance of those systems and equipment being transferred to Purchaser hereunder in time to avoid a Year 2000 failure and the estimated cost of such corrective actions (which estimates shall include the cost of software upgrades or replacements and any outside support and services the consultant deems necessary to install and test such upgrades or replacement systems for Year 2000 compliance); and (v) identification of any systems, equipment or third parties that the consultant believes are material to the Business and its operations and are at risk for a Year 2000 related failure because corrective action is impracticable in time to avoid such failure. The Y2K Report shall also include an estimate of the cost to remediate or otherwise address any Year 2000 deficiencies set forth in the Y2K Report (the "Y2K Liabilities") and shall be delivered to Seller at least twenty (20) days prior to Closing. If the estimate of the Y2K Liabilities exceeds One Million Dollars ($1,000,000), the Seller shall have ten (10) days from the date of its receipt of the Y2K Report to object to the amount of the Y2K Liabilities estimated by Purchaser's consultant. Seller's consultant shall be entitled to examine and discuss the Y2K Report with Purchaser's consultant. Purchaser's consultant and Seller's consultant shall negotiate in good faith to resolve the amount of the Y2K Liabilities. If Purchaser's consultant and Seller's consultant are unable to agree on an estimated amount of the Y2K Liabilities, the Y2K Report shall be submitted to an arbitrator for resolution of the amount of the Y2K Liabilities in accordance with Section 15.1 hereof. Seller agrees to cooperate with the Purchaser's consultant and to provide reasonable access to all systems, equipment and relevant personnel that are the subject of the consultant's review.

          (b) The cost and expense of any Y2K Liabilities shall be paid by Purchaser, to the extent such costs and expenses do not exceed One Million Dollars ($1,000,000); provided, however, that the Purchaser shall not be liable for any aggregate costs and expenses with respect to Y2K Liabilities and Identified Environmental Liabilities in excess of One Million Five Hundred Thousand Dollars ($1,500,000). Aggregate costs and expenses with respect to Y2K Liabilities and Identified Environmental Liabilities in excess of One Million Five Hundred Thousand Dollars ($1,500,000) shall be borne exclusively by Seller and Seller shall indemnify Purchaser for any such costs and expenses incurred by Purchaser.

     4.7  Certain Consents.  To the extent that Seller's rights under any
          ----------------
agreement, Contract, commitment, lease, Permit, Real Property Lease or other Acquired Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained prior to the Closing Date, and which is material to the ownership, use or disposition by Purchaser of an Acquired Asset, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable good faith efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Acquired Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the specific Acquired Asset and at Seller's expense, shall act after the Closing as Purchaser's agent in order to obtain for the Purchaser the benefits thereunder, and Seller shall cooperate, to the maximum extent permitted by law and the specific Acquired Assets with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser, including any sublease or subcontract or similar arrangement. The obligation of Seller hereunder shall not be in limitation of Purchaser's right to terminate this Agreement as provided in Section 13.1(b) hereof in accordance with the terms thereof, at or prior to the Closing Date.

     4.8  Eminent Domain.  If, after the date hereof and prior to the Closing,
          --------------
Seller receives notice of the commencement or threatened commencement of eminent domain or other like proceedings against any portion of the Real Property or the Leased Real Property material to the conduct of the Business, Seller shall immediately notify Purchaser, and Purchaser shall elect within fourteen (14) days from and after such notice, by written notice to Seller, either (a) if such portion of the Real Property or the Leased Real Property is located at a Key Facility, not to close the transaction contemplated hereby, in which event except as expressly set forth in Article 13, this Agreement shall be void and of no further force and effect; (b) to close the transaction contemplated hereby in accordance with its terms but subject to such proceedings, in which event the Final Purchase Price shall not be reduced, and Seller shall assign to Purchaser Seller's rights in any condemnation award or proceeds; or (c) to close the transaction contemplated hereby, excluding, however, the portion of the Real Property or Leased Real Property subject to such proceedings with a corresponding reduction in the Purchase Price applicable to such Real Property or Leased Real Property so excluded. Purchaser shall be deemed to have elected to close the transaction contemplated hereby in accordance with clause (b) of this Section 4.7 if either: (a) Seller has received any notice of the type described in the first sentence of this Section 4.7, but with respect to an immaterial portion of the Real Property or the Leased Real Property; or (b) with respect to any other notice described in the first sentence hereof, Seller does not make the election described in the preceding sentence within the aforesaid fourteen (14) day period.

     4.9  Further Assurances.  Seller from time to time after the Closing Date,
          ------------------
at Purchaser's request, will execute, acknowledge, and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Acquired Assets, or to better enable Purchaser to complete, perform, or discharge any of the Assumed Liabilities. Each of the Parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.


                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF SELLER

     Each of Maxim and Image hereby represents and warrants to Purchaser that:

     5.1  Organization and Qualification. Each of Maxim and Image is a
          ------------------------------
corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Image is duly qualified and is in good standing as a foreign corporation in each of the jurisdictions set forth on SCHEDULE 5.1.1, which constitute all of the jurisdictions where such qualification is required by law, except for jurisdictions with respect to which the failure to so qualify would not have a material adverse effect on the Business or the

Acquired Assets. SCHEDULE 5.1.2 hereto contains the address (including city, county, state, or other jurisdiction and zip code) of each location where any of the Acquired Assets are located and each trade name under which Image operates at each such address and any additional business and trade names under which the Business has been operated at each such address in the five (5) years preceding the date of this Agreement.

     5.2  Authority. Each of Maxim and Image has full power and authority to
          ---------
enter into this Agreement and the agreements to which it is a party contemplated hereby, or executed in connection herewith (collectively, this Agreement and the other documents or agreements to be executed in connection herewith shall be referred to hereinafter as the "Acquisition Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Maxim and Image of each of the Acquisition Documents to which it is a party has been duly and validly authorized and approved by all necessary action on its part. Each of the Acquisition Documents to which it is a party is the legal, valid, and binding obligation of Maxim or Image, respectively, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, to the exercise of judicial discretion in accordance with general equitable principles, and to equitable defenses that may be applied to the remedy of specific performance. Neither the execution and delivery by either Seller of any of the Acquisition Documents to which it is a party nor, subject to obtaining the consents and approvals described in SCHEDULES 5.7.5, 5.8.2, and 5.9.1, and the transfer of the Permits , the consummation by Seller of the transactions contemplated thereby will (i) violate such Seller's Certificate of Incorporation or Bylaws, (ii) violate any provisions of law or any order of any court or any governmental entity to which such Seller is subject, or by which the Acquired Assets may be bound, (iii) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which such Seller is a party or by which it or any of the Acquired Assets may be bound, or (iv) result in the creation of any lien, charge, or encumbrance upon any of the Acquired Assets, or result in the acceleration of the maturity of any payment date of any of the Assumed Liabilities, or increase or adversely affect the obligations of such Seller under any of the Assumed Liabilities.

     5.3  Subsidiaries; Joint Ventures.  No shares of any corporation or any
          ----------------------------
ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity are included in the Acquired Assets.

     5.4  Financial Statements.  Attached as SCHEDULE 5.4 are true, correct, and
          --------------------
complete copies of the Interim Balance Sheet, the unaudited balance sheets and related statements of income and cash flows of the Business as, at and for the fiscal years ended January 31, 1997, January 31, 1998 and for the periods then ended, and the unaudited financial statements of the Business prepared by Seller at and for the six-month period ended with fiscal July 1998 (collectively, the "Financial Statements"). The Financial

Statements have been prepared from the books and records of Seller, and present fairly in accordance with GAAP consistently applied the financial position and results of operation of the Business as at the dates and for the periods indicated. The Business has no liabilities or obligations (secured or unsecured, whether accrued, absolute, direct, indirect, contingent or otherwise, and whether due or to become due) which are not fully and adequately accrued or reserved against in the Financial Statements if and to the extent required in accordance with GAAP consistently applied. Since January 1, 1998, Seller has not received any advice or notification from its independent certified public accountants that Seller has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Financial Statements or the books and records, any properties, assets, liabilities, revenues, or expenses material to the financial condition or results of operations of the Business. Except as set forth in Schedule 5.4, the Financial Statements do not contain any items of special or nonrecurring income, or other income not earned in the ordinary course of business, individually in excess of $50,000 and in the aggregate in excess of $250,000. The books, records, and accounts of Seller maintained with respect to the Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Business.

     5.5  Inventories.  All Inventory, except inventory in transit, whether
          -----------
reflected on the Financial Statements or subsequently acquired, (a) is now and at the Closing Date will be located on the Real Property described on SCHEDULE
5.8.1 or on the Leased Real Property described on SCHEDULE 5.8.2 consistent with past practices, (b) has been or will be acquired by Seller only in bona fide transactions entered into in the ordinary course of business, (c) is of good and merchantable quality except to the extent adequately reserved for in the Financial Statements, consistent with past practice, (d) is not now and at the Closing Date will not be subject to any write-down or write-off in excess of the reserves established based on past practice, and (e) is valued at the lesser of cost or net realizable market value, on a "first-in, first-out" basis, with appropriate adjustments for mill ends, short rolls, obsolete, damaged, discontinued and slow moving Inventory in accordance with GAAP consistently applied. Seller has now and on the Closing Date will have valid legal title to its Inventory free and clear of any consignments, liens, claims, charges, and encumbrances, other than encumbrances which shall be removed prior to Closing. Seller is not under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers, or other customers which shall not be reserved against in the Closing Balance Sheet.

     5.6  Accounts Receivable.  All Accounts Receivable shown on the Financial
          -------------------
Statements represent, and the Accounts Receivable of Seller outstanding on the Closing Date will represent, sales actually made or services actually performed in the ordinary course of business in bona fide transactions completed in accordance with the terms and provisions contained in any documents relating thereto and are fully collectible to the extent not reserved for in the Closing Balance Sheet. The reserves for uncollectible Accounts Receivable reflected on the Financial Statements were established in accordance with generally accepted accounting principles and are adequate in light of all the facts then known to Seller and Seller's historical methods and practices in establishing such reserves.

The Accounts Receivable outstanding on the Closing Date are subject to no defenses, counterclaims, or rights of setoff other than those arising in the ordinary course of business and for which adequate reserves have been established.

     5.7  Personal Property.
          -----------------

          (a) SCHEDULE 5.7.1 contains a true and correct list and a description (including serial number, tag number and location) of all Vehicles indicating, with respect to each, those which are owned by Seller and those which are leased by Seller. SCHEDULE 5.7.2 contains a true and correct list of all Equipment (excluding items of Equipment having a value of less than $10,000 individually, or $100,000 in the aggregate) indicating, with respect to each, those which are owned by Seller and those which are leased by Seller. SCHEDULE 5.7.3 contains a true and correct list of all Furniture and Fixtures and all other items of personal property (excluding items of Furniture and Fixtures and other personal property having a value of less than $10,000 individually, or $100,000 in the aggregate), all of which are owned by Seller. Seller has good title to, or valid leasehold rights in, all of its Furniture and Fixtures, Equipment, Vehicles, and other items of personal property included among the Acquired Assets (whether or not disclosed in SCHEDULES 5.7.1, 5.7.2, or 5.7.3), free and clear of all liens, claims, charges, security interests, and other encumbrances of any kind and of any nature, except as disclosed on SCHEDULE 5.7.4, all of which, with the exception of protective UCC filing in connection with leases, shall be removed prior to Closing.

          (b) SCHEDULE 5.7.5 contains a list of all leases for Vehicles, Equipment, Furniture and Fixtures, or other items of personal property included among the Acquired Assets (except miscellaneous leases having an aggregate value of remaining lease payments of less than $10,000) leased by Seller and included in the Acquired Assets. Each of the leases described on SCHEDULE 5.7.5 is in full force and effect and there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults, the consequences of which, severally or in the aggregate, would have a material adverse effect on the Business. No rights of Seller under such leases have been assigned or otherwise transferred as security for any obligation of Seller. Except as described on SCHEDULE 5.7.5, all such leases are fully assignable without the consent of any third party.

     5.8  Real Property: Leased Real Property.
          -----------------------------------

          (a) SCHEDULE 5.8.1 contains a true and correct list of each parcel of Real Property and a summary description of all plants and structures located thereon.

          (b) SCHEDULE 5.8.2 contains a true and correct list of each parcel of Leased Real Property and a summary description of all plants and structures located on each parcel of Leased Real Property, as well as an identification of each Lease pursuant to which Seller leases the Leased Real Property and any amendments, extensions, and renewals thereof (the "Real Property Leases"). Seller hereby represents that it is the lessee under each of the Real Property Leases. Each Real Property Lease is in full force and effect and there is no existing default or event of default, real or claimed, or event which with notice or lapse of time or both would constitute a default thereunder by Seller or, to the knowledge of Seller, any other party to such Real Property Leases. Except for Permitted Encumbrances, or as described in
SCHEDULE 5.8.2, Seller's interest in the Real Property Leases is free and clear of any mortgages and liens, and is not subject to any deeds of trust, assignments, subleases, or rights of any third parties known to or created or permitted by Seller other than the lessor thereof or any mortgagees of such lessors. The assignment of any of the Leased Real Property to Purchaser shall not cause a breach, default, or event of default under any lease or, to Seller's knowledge, mortgage relating to such parcel except for those leases or mortgages identified on SCHEDULE 5.8.2 as requiring consents. Seller shall use its commercially reasonable efforts to obtain the necessary consents or estoppels pursuant to Sections 7.6 and 8.18.

          (c) To the best of Seller's knowledge and belief (but without independent investigation thereof), all improvements on the Real Property and the Leased Real Property conform to all applicable state and local laws, use restrictions, building ordinances, and health and safety ordinances the noncompliance of which would have a material adverse effect on Seller's current rights in such property or its use in the Business, and the Real Property and the Leased Real Property and improvements thereon are presently being used in all material respects in compliance with applicable zoning, if any.

          (d) Seller has received no written notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Real Property or the Leased Real Property.

          (e) There is no private restrictive covenant or governmental use restriction (including zoning) known to Seller (but without inquiry with respect thereto) on all or any portion of the Real Property or the Leased Real Property which prohibits the current use of the Real Property and the Leased Real Property.

          (f) All material licenses, permits and approvals required for the occupancy and operation of the Real Property and the Leased Real Property (with appurtenant parking uses) as presently being used have been obtained and are in full force and effect and Seller has received no notices of violations in connection with such items.

          (g) Seller does not have in its possession any studies or reports specifying any material defects in the design or construction of any of the improvements on the Real Property or the Leased Real Property.

          (h) Seller has not failed to pay any taxes, assessments, or other charges adversely affecting the use of the Real Property or Leased Real Property.

          (i) There is no pending litigation or dispute, and Seller has received no notice of any disputes, concerning the location of the lines and corners of the Real Property, and Seller has not been served with any legal action concerning the location of the lines and corners of the Real Property.

          (j) Neither Image nor Maxim has granted to any person or entity, other than Purchaser, any right, agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Real Property, and, to the best of Seller's knowledge, no person or entity, other than Image or Purchaser, has any right, agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Real Property.

          (k) To the best of Seller's knowledge and belief (but without independent investigation thereof), the Real Property is not subject to any special assessment for public improvements or otherwise, whether or not presently a lien upon the Real Property of which either Image or Maxim has received a notice. Seller has made no commitment to any governmental authority, utility company, school board, church or other religious body, homeowner or homeowner's association or any other organization, group or individual relating to the Real Property which would impose an obligation upon Seller or its successors or assigns to make any contributions or dedications of money or land, or to construct, install or maintain any improvements of a public or private nature as part of the Real Property. No governmental authority has imposed any requirement that Seller pay any special fees or contributions or incur any expenses or obligations in connection with the development of the Real Property or any portion thereof, other than any regular and nondiscriminatory local real estate or school taxes assessed against the Real Property. The parcels comprising the Real Property are separately assessed for real property tax assessment purposes and are not combined with any other real property for tax assessment purposes. Seller has received no notice of any contemplated or actual reassessment of the Real Property or any portion thereof for general real estate tax purposes. As of the date hereof, all due and payable taxes, assessments, water charges and sewer charges affecting the Real Property and, to Seller's knowledge, the Leased Real Property, or any portion thereof have been paid.

          (l) There is no default or breach by Seller nor, to Seller's knowledge, any other party thereto, under any covenants, conditions, restrictions or easements which may affect the Real Property or the Leased Real Property or any portion or portions thereof which are to be performed or complied with by the owner of the Real Property or the Leased Real Property, and no condition or circumstance exists which, with the giving of notice or the passage of time, or both, would constitute a default or breach by Seller nor, to Seller's knowledge, any other party thereto, under any such covenants, conditions, restrictions, rights-of-way or easements.

     5.9  Contracts.
          ---------

          (a) SCHEDULE 5.9.1 contains a true and correct list of all Contracts not otherwise listed on SCHEDULES 5.7.5, 5.8.2, 5.10 or 5.16 (other than purchase orders) that (i) has a duration of twelve (12) months or more, (ii) requires or could require any party thereto to pay $250,000 or more, or (iii) is between Image and any officer, stockholder, director or employee of Image or Maxim, or between Image and Maxim, or between Image or Maxim and any affiliate of Image and all modifications, amendments, renewals, or extensions thereof. Each of the Contracts was entered into prior to the Closing Date in the ordinary course of business on terms substantially consistent with Seller's practice prior thereto. Except as listed on SCHEDULES 5.7.5, 5.8.2, 5.9.1, 5.10 or 5.16, Seller is not a party to any written or legally binding oral:

              (i) agreement, contract, or commitment with any present or former employee or consultant or for the employment of any person, including any consultant, who is engaged in the conduct of the Business;

              (ii) agreement, contract, or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party which supplies, products or services are used in the conduct of the Business involving in any one case $250,000 or more;

              (iii) agreement, contract or commitment to sell or supply products ("Goods Contracts") or to perform maintenance, services or similar duties ("Services Contracts") in connection with the Business involving in any one case $250,000 or more;

              (iv) distribution, dealer, representative, or sales agency agreement, contract, or commitment relating to the Business;

              (v) lease under which Seller is lessor relating to the Acquired Assets or any property at which the Acquired Assets are located;

              (vi) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement, or other contract or commitment for the borrowing or lending of money relating to the Business or agreement or arrangement for a line of credit or guarantee, pledge, or undertaking of the indebtedness of any other person relating to the Business;

              (vii) agreement, contract, or commitment for any charitable or political contribution relating to the Business;

              (viii) agreement, contract, or commitment limiting or restraining the Business or any successor thereto from engaging or competing in any manner or in any business, nor, to Seller's knowledge, is any employee of Seller engaged in the conduct of the Business subject to any such agreement, contract, or commitment;

              (ix) material agreement, contract, or commitment relating to the Business not made in the ordinary course of business; or

              (x) agreement, contract or transaction with the Seller or any affiliate thereof.

          (b) SCHEDULE 5.9.2 contains a true and correct list of all commitments for capital expenditures that have been approved or made prior to the date of this Agreement in excess of $50,000 by Seller and that remain outstanding as of the date hereof.

          (c) Each of the Contracts is in full force and effect and there exists no material breach or violation of or default under any of such Contracts by Seller or, to the knowledge of Seller, any other party to such Contracts or any event which, with notice or the lapse of time, or both, will create a breach or violation thereof or default thereunder by Seller or, to the knowledge of Seller, any other party to such Contracts. Except as set forth on SCHEDULES 5.7.5, 5.8.2, 5.9.1, 5.10 or 5.16, each such Contract listed therein is fully assignable without the consent of any third party.

         (d) Except as indicated on SCHEDULE 5.14, there exists no actual or, to the best knowledge of Seller, any threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract, which would have an adverse effect on the business or condition, financial or otherwise, of the Business, including without limitation, (i) the business relationship of Seller with any customer, distributor, or related group of customers or distributors whose purchases individually or in the aggregate are material to the operations and financial condition of the Business, (ii) the requirements of any customer or related group of customers of Seller whose purchases individually or in the aggregate are material to the operations and financial condition of the Business, or (iii) the business relationship of Seller with any material supplier to the Business.

         (e) Except as set forth in Schedule 5.9.1, Seller has not granted any power of attorney affecting or with respect to the Business or the Acquired Assets that remains outstanding.

         (f) Schedule 5.9.3 contains a true and correct list of the fifty largest customers, as measured and ranked by revenues and gross margins received from such customers, of the Business during the fiscal year ended January 31, 1998, and for the period commencing February 1, 1998 through the last day of the month preceding the date hereof.

     5.10  Intellectual Property.   SCHEDULE 5.10 contains a true and correct
           ---------------------
list of the Intellectual Property used or contemplated for use by Seller in the Business (other than the property and rights listed on SCHEDULE 5.10A), containing a brief description of each item of Intellectual Property and the nature of Seller's interest therein. The Acquired Assets include and, upon the purchase of those assets, Purchaser will own or have the uncontested right to use, all patents, designs, art work, designs-in-progress, formulations, know-how, inventions, trademarks, trade names, trade styles, service marks, copyrights, manufacturing processes, logos, and confidential or proprietary information necessary for the conduct of the Business as presently conducted, except for the intellectual property listed on SCHEDULE 5.10A, which is not included in the Intellectual Property and is not being conveyed to Purchaser hereby. No claim is pending or, to the best of Seller's knowledge, threatened, and Seller has received no notice that the conduct of the Business (including without limitation, Seller's use of any Intellectual Property) infringes upon or conflicts with any rights claimed therein by any third party, nor is Seller aware of any unasserted claim the assertion of which is probable. No use by Seller of any Intellectual Property licensed to it violates the terms of any agreement pursuant to which it is licensed. Except as set forth in Schedule 5.10, no claim is pending, or to Seller's knowledge, threatened, which alleges that any Intellectual Property owned or licensed by Seller or which Seller otherwise has the right to use is invalid or unenforceable by Seller, nor is Seller aware of any such claim that is unasserted, but the assertion of which is probable. To the best of Seller's knowledge, Seller does not manufacture products which are the subject of patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, trade styles, service marks, or trade secrets owned by or licensed from third parties. No royalties or fees are payable by Seller to anyone for use of the Intellectual Property. To the best of Seller's knowledge, all agreements pursuant to which Seller has any license or right to use any Intellectual Property are in full force and effect and there are no existing defaults or events of default, real or claimed, or events which with or without notice or lapse of time or both would constitute defaults under such agreements that would give the non-defaulting party a right to terminate such agreement or a right to receive any payment pursuant to such agreement. Seller has not received any notice that the manufacture, use, or sale by Seller of its products, or any component or part thereof, nor any manufacturing operation or machinery employed by Seller, violates or infringes upon any claims of any United States or foreign patent or patent application owned or held by any third party, nor is Seller aware of any unasserted claim the assertion of which is probable. To the best of Seller's knowledge, all Seller's Intellectual Property and registrations, applications, and agreements related thereto are fully assignable to Purchaser without the consent of any third party except as shown on SCHEDULE 5.10.

     5.11  Insurance.  The Acquired Assets and the Business are insured under
           ---------
various policies of general liability and other forms of insurance, which policies are in adequate amounts in the judgment of Seller. Seller has not been refused any insurance with respect to the Business, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five (5) years.

     5.12 Environmental Matters and OSHA.
          ------------------------------

          (a) Except as set forth in Schedule 5.12.1 hereto and except as may be disclosed in the Environmental Audit Reports, Seller, with respect to the Business or the Acquired Assets,

              (i) is in material compliance with all Environmental Laws. In addition, Seller has obtained all permits, licenses, approvals, consents, orders, and authorizations which are required under Environmental Laws ("Environmental Permits") in connection with the Business or the ownership, use, or lease of the Acquired Assets, and which, if not so obtained, would cause an adverse effect on the ownership, operation or disposal of the Business or the Acquired Assets, taken as a whole, and Schedule 5.12.2 contains a complete list and description of each such Environmental Permit. Except as described in
Schedule 5.12.2, Seller is in material compliance with each such Environmental Permit (including any information provided on the applications therefor) and no Environmental Permit restricts Seller from operating any Equipment covered by such Environmental Permit as currently being conducted;

              (ii) has not entered into or received nor is Seller in default under any consent decree, compliance order, or administrative order issued by any agency, or any judgment, order, writ, injunction or decree of any federal, state, or municipal court or other governmental authority relating to Environmental Laws;

          (b) With respect to the Business or the Acquired Assets,

              (i) there are no actions, suits, claims, arbitration proceedings, or complaints pending or, to Seller's knowledge, threatened by any governmental authority, municipality, community, citizen, or other entity, against Seller relating to environmental protection, compliance with Environmental Laws, or the condition of the Real Property or the Leased Real Property, nor is Seller aware of any unasserted action, suit, claim, proceeding, or complaint the assertion of which is probable. Seller has not (A) been notified that it is potentially liable under or (B) received any requests for information or other correspondence concerning any site or facility under, nor has Seller received any notice that it is considered potentially liable under CERCLA, HSRA, or any similar law;

              (ii) except as set forth on Schedule 5.12.1 and except as may be disclosed in the Environmental Audit Reports, there has been no dumping, discharge, spillage, migration, leakage, disposal, release, burial, or placement of Hazardous Materials by Seller or, to Seller's knowledge, by any other party on, in, at, from or about any of the Real Property or Leased Real Property or any facilities used for or in connection with the Business;

              (iii) all above-ground and underground storage tanks, oil/water separators, and septic systems located on the Real Property and the Leased Real Property have been identified in Schedule 5.12.3, together with a description of the materials stored therein and a statement as to whether such tanks are currently used by Seller;

              (iv) no lien has arisen or is, to the knowledge of Seller, threatened on or against any of the Acquired Assets under or as a result of any Environmental Laws;

              (v) except as identified in Schedule 5.12.3 and except for the Environmental Audit Reports, no audit or other investigation has been conducted as to environmental matters at any of the Real Property or Leased Real Property or any facilities used for or in connection with the Business by any private party during or, to Seller's knowledge, prior to the period during which Seller owned, leased or operated such properties. A true and complete copy of each such item identified in Schedule 5.12.3 has been delivered to Purchaser.

          (c) Except as set forth in Schedule 5.12.4, Seller is in material compliance with all applicable laws relating to employee health and safety; and Seller has not received any notice that past or present conditions of the Acquired Assets violate any applicable legal requirements or otherwise can be made the basis of any claim, citations, proceeding, or investigation, based on or related to violations of employee health and safety requirements.

     5.13 Litigation.  Except as listed and briefly described on Schedule 5.13,
          ----------
there are no claims, charges, arbitrations, grievances, actions, suits, proceedings, or investigations pending, or to Seller's knowledge, threatened against, or adversely affecting the Business or any of the Acquired Assets, at law or in equity or admiralty, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, which could reasonably be expected to have a material adverse effect on the Business or any of the Acquired Assets. Seller is not in default under or in violation of any order, writ, injunction, or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Business or the Acquired Assets.

     5.14 Absence of Changes.  Except as set forth on Schedule 5.14, since July
          ------------------
31, 1998, there has not been any transaction or occurrence in which Seller, with respect to the Business, has:

          (a) suffered any material adverse change in the business, operations, condition (financial or otherwise), liabilities, assets, or earnings of the Business nor, to Seller's knowledge, has there been any event which has had or may reasonably be expected to have a material adverse effect on any of the foregoing;

          (b) incurred any obligations or liabilities of any nature other than items incurred in the regular and ordinary course of business, consistent with past practice, or increased (or experienced any change in the assumptions underlying or the methods of calculating) any bad debt, contingency, or other reserve, other than in the ordinary course of business consistent with past practice;

           (c) paid, discharged, or satisfied any claim, lien, encumbrance, obligation, or liability (whether absolute, accrued, contingent, and whether due or to become due), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice of claims, liens, encumbrances, obligations, or liabilities of the type reflected or reserved against in the Financial Statements or which were incurred since July 31, 1998 in the ordinary course of business consistent with past practice;

           (d) permitted, allowed, or suffered any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, encumbrance, restriction, or charge of any kind, other than Permitted Encumbrances;

           (e) written down or written up the value of any Inventory (including write-downs by reason of shrinkage or markdowns) in excess of $25,000, determined as collectible any Accounts Receivable in excess of $25,000, or any portion thereof in excess of $25,000, which were previously considered uncollectible, or written off as uncollectible any Accounts Receivable or any portion thereof, except for write-downs, write-ups, and write-offs in the ordinary course of business consistent with past practice, none of which is material in amount;

           (f) canceled any debts or waived any claims or rights in excess of $10,000 individually or $50,000 in the aggregate;

           (g) disposed of or permitted to lapse any right to the use of any patent, trademark, assumed name, service mark, trade name, copyright, license, or application therefor or disposed of or, to Seller's knowledge, disclosed to any person not authorized to have such information any trade secret, proprietary information, formula, process, or know-how not previously a matter of public knowledge or existing in the public domain;

           (h) except for the capital expenditure commitments described on
Schedule 5.9.2, made any material capital expenditure or commitment for additions to property, plant, equipment, intangible, or capital assets or for any other purpose, other than for emergency repairs or replacement;

           (i) incurred any long term indebtedness;

           (j) paid, loaned, distributed, or advanced any amounts to, sold, transferred, or leased any properties or assets (real, personal or mixed, tangible or intangible) to, purchased, leased, licensed, or otherwise acquired any properties or assets from, or entered into any other agreement or arrangement with (i) any officer, employee, or director of Image, or any officer, director, employee or controlling person of Maxim,

(ii) any corporation or partnership in which any officer, director or controlling person of either Image or Maxim is an officer, director, or holder directly or indirectly of five percent (5%) or more of the outstanding equity or debt securities, or (iii) any person controlling, controlled by, or under common control with any such partner, stockholder, officer, director, or controlling person except for compensation not exceeding the rate of compensation set forth on Schedule 5.16 or permitted by Section 5.14(m) and for routine travel advances to officers and employees;

           (k) entered into any collective bargaining or labor agreement (oral and legally binding or written), or experienced any organized slowdown, work interruption, strike, or work stoppage;

           (l) sold, transferred, or otherwise disposed of any of the Acquired Assets except in the ordinary course of business consistent with past practice;

           (m) granted or incurred any obligation for any increase in the compensation of any officer or employee of Image (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, retirement, or other plan or commitment) except for raises to employees in the ordinary course of business consistent with past practice;

           (n) made any material change in any method of accounting or accounting principle, practice, or policy;

           (o) suffered any casualty loss or damage in excess of $50,000 in the aggregate (whether or not insured against);

           (p) made or agreed to make any charitable contributions or incurred or agreed to incur any non-business expenses in excess of $5,000 in the aggregate;

           (q) taken any other action which is not either in the ordinary course of business and consistent with past practice or provided for in this Agreement; or

           (r) agreed, so as to legally bind Seller whether in writing or otherwise, to take any of the actions set forth in this Section 5.14 and not otherwise permitted by this Agreement.

     5.15  Brokers and Finders.  Except as set forth on Schedule 5.15, neither
           -------------------
Seller nor any affiliate has incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated by the Acquisition Documents.

     5.16  Labor Matters.  Schedule 5.16 contains a true and correct and
           -------------
complete list of all present employees and sales representatives employed or engaged by Seller in the Business, any bonus received by any of them during the twelve months ended October 31,

1998, their current remuneration, and a description of all perquisites and fringe benefits they receive or are eligible to receive. Seller, within the last three (3) years, has not experienced any organized slowdown, work interruption, strike, or work stoppage by employees of Seller engaged in the Business. Seller is not a party to nor does Seller have any obligation pursuant to any oral and legally binding or written agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the employees of Seller engaged in the Business, nor is Seller obligated under any agreement to recognize or bargain with any labor organization or union on behalf of such employees. Neither Seller, with respect to the Business, nor any of its officers, directors, or employees has been charged or, to Seller's knowledge, threatened with the charge of any unfair labor practice, with respect to the Business within the last two (2) years. Seller, with respect to the Business, is in material compliance with all applicable federal, state, local and foreign laws and regulations concerning the employer-employee relationship and with all agreements relating to the employment of Seller's employees, including applicable wage and hour laws, fair employment laws, safety laws, worker compensation statutes, unemployment laws, and social security laws. Except as set forth in Schedule 5.13 hereof, with respect to the Business, there are no pending or, to Seller's knowledge, threatened claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran's status, marital status, disability, or any other recognized class, status, or attribute under any federal, state, local or foreign equal employment law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers' compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration or any other claim based on the employment relationship or termination of the employment relationship (collectively, "Labor Claims"). With respect to the Business, Seller is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing. Except as set forth on Schedule 5.16, there is no outstanding agreement or arrangement with respect to severance payments with respect to any Employee.

     5.17  Governmental Approval and Consents.  Except as described on Schedule
           ----------------------------------
5.17, Seller, with respect to the Business, has obtained all governmental approvals, authorizations, permits, licenses, and orders required for the lawful operation of the Business as presently conducted, the absence of which would materially and adversely affect the operation of the Business.

     5.18  Taxes.
           -----

           (a) Seller has timely filed, and as of the Closing Date will have timely filed, all federal and foreign income tax returns, and, with respect to the Business, all state, county, and local income, franchise, property, sales, use, unemployment, and other tax returns in each other jurisdiction where such returns are required to be filed on or prior to the Closing Date, taking into account any extensions of the filing deadlines which have been validly granted to Seller, and such returns are and will be true and correct in all material respects. Seller, with respect to the Business, has paid, or by the Closing Date will have paid, all federal, state, county, and local income, franchise, property, sales, use, and all other taxes and assessments (including penalties and interest in respect thereof, if any) that have become or are due with respect to any period ended on or prior to the Closing Date whether shown as due on such returns or not, or is contesting in good faith such taxes and assessments, in which event Seller has disclosed the details of such contests on Schedule 5.18.2. Schedule 5.18.1 lists all real estate, personal property, ad valorem, and property tax bills of Seller for the year 1998 which have been received by the Seller prior to the date hereof, relating to the Acquired Assets, including the Real Property and Vehicles.

           (b) Schedule 5.18.2 provides a brief description of any pending federal and state tax disputes in which Seller, with respect to the Business, is alleged to be liable or in which Seller is claiming a refund, including the nature and amount of the controversy, the respective positions of the parties as to any amounts claimed to be due thereunder, and the current status thereof.

           (c) All taxes required to be withheld prior to the Closing Date from employees of Seller engaged in the Business for income taxes and social security taxes have been properly withheld and, if required prior to the Closing Date, have been deposited with the appropriate governmental agency.

           (d) No claim or investigation is pending, or to the best of Seller's knowledge, threatened, by any state, local, or other jurisdiction alleging that Seller has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of any jurisdiction not included in Schedules 5.18.1 or
5.18.2 with respect to any taxes covered by Section 10.3, nor has Seller received any notice or questionnaire from any such jurisdiction which suggests or asserts that Seller, with respect to the Business, may have a duty to file such returns and pay such taxes, or otherwise is subject to the taxing authority of such jurisdiction.

     5.19  Employee Benefit Plans.
           ----------------------

           (a) Schedule 5.19 contains a true and complete list of all the following agreements or plans which are presently in effect or which have previously been in effect and which cover employees of Seller engaged in the Business ("Employees"), including, without limitation, incentive, bonus, vacation and severance programs:

               (i) Any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") or under which Seller, with respect to Employees, has any outstanding, present, or future obligation or liability, or under which any Employee has any present or future right to benefits which are covered by ERISA; or

              (ii) Any other fringe benefit, pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, stock appreciation, phantom stock or other equity-based, incentive, bonus, performance vacation, termination, retention, change of control, severance, "golden parachute," disability, hospitalization, medical, life insurance, or other employee benefit plan, program, policy, or arrangement, which Seller, with respect to the Business, maintains or to which Seller, with respect to the Business, has any outstanding, present, or future obligations to contribute or make payments under, whether voluntary, contingent, or otherwise.

The plans, programs, policies, or arrangements described in subparagraph (i) or
(ii) are hereinafter collectively referred to as the "Company Benefit Plans."

           (b) Seller has complied in all material respects with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through
  608. Seller shall be responsible for complying with the requirements of Code
  Section 4980 B and Part 6 of Title 1 of ERISA for its employees (including the Hired Employees, as hereinafter defined) and their "qualified beneficiaries" whose "qualifying event" (as such terms are defined in Code Section 4980 B) occurs on or prior to the Closing Date.

           (c) The Seller's Code Section 401(k) plan, together with any related trust, and each trustee or administrator of such plan, are in compliance in all material respects with the requirements prescribed by all applicable statutes or regulations including, without limitation, ERISA and the Code; and such plan has received a favorable determination letter from the Internal Revenue Service and the Seller is not aware of any circumstances (including any amendment) reasonably likely to result in the revocation of such favorable determination letter.

     5.20  Compliance with Laws.  Seller, with respect to the Business, is not
           --------------------
engaging in any activity or omitting to take any action with respect to the Business or the Acquired Assets that is or creates a material violation of any law, statute, ordinance, or regulation applicable to the Business, or to the Acquired Assets. Neither the Business nor any of the Acquired Assets are subject to any judgment, order, writ, injunction, or decree issued by any court or any governmental or administrative body or agency which has a material effect on either of them. Seller possesses all permits and licenses material to the operation of the Business as presently conducted and is in compliance with all applicable laws, regulations, and orders issued by any court or governmental or administrative body or agency where a failure so to comply would have a material adverse effect on either the Business or the Acquired Assets. To Seller's knowledge, Seller, with respect to the Business, has not at any time during the last five (5) years (i) made any unlawful contribution to any political candidate, or failed to disclose fully any contribution in violation of law, or
(ii) made any payment to any federal, state or local governmental, regulatory or administrative officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

     5.21  Governmental Approval and Consents.  Except for the filing of the
           ----------------------------------
appropriate documents pertaining to the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended (the "HSR Act") with the United States Federal Trade Commission and the United States Department of Justice, and the expiration of or receipt of an order of termination of the waiting period therefrom, no consent, approval, or authorization of or declaration, filing, or registration with any governmental or regulatory authority is required in connection with the execution, delivery, and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

     5.22  Adequacy of Acquired Assets.  The Acquired Assets include all rights,
           ---------------------------
properties, interests in properties, and assets necessary to permit Purchaser to carry on the Business as presently conducted by Seller.

     5.23  Compliance with the Immigration Reform and Control Act.  To the best
           ------------------------------------------------------
of Seller's knowledge, Seller is in full compliance with and has not violated the terms and provisions of the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder (the "Immigration Laws"). With respect to each employee (as defined in Section 274a.1(f) of Title 8, Code of Federal Regulations) of the Seller for whom compliance with the Immigration Laws by an employer (as defined in Section 274a.1(g) of Title 8, Code of Federal Regulations) is required, the Seller, upon request of Purchaser, will make available to Purchaser prior to the Closing Date, such employee's Form I-9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are retained with the Form I-9 by the employer pursuant to the Immigration Laws. The Seller has never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor is any such proceeding pending or, to the best of Seller's knowledge, threatened.

     5.24  Correctness of Representations.  No representation or warranty of
           ------------------------------
Seller in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto, contains, or on the Closing Date will contain, any untrue statement of material fact or omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein not misleading in any material respect, and all such statements, representations, warranties, Exhibits, certificates, and Schedules shall be true and complete in all material respects on and as of the Closing Date as though made on that date.

     5.25  Definition of "knowledge".  The phrases "to the knowledge of Seller",
           -------------------------
"Seller has not received notice", "to Seller's knowledge", "Seller has not been notified," "Seller is not aware" and any other similar phrases as used in this
Article 5 refer to executive officers of Seller and, as to specific areas which are the subject of the representations and warranties, those employees of Seller having management or operational responsibilities related to such specific areas.

     5.26  Year 2000. Seller does not make any claim or warranty that its
           ---------
hardware or software systems include calendar year 2000 date conversion and compatibility capabilities. Compatibility capabilities shall include date data century recognition, same century and multiple century formula value calculations, and user interface date data values that reflect the century. Seller is in the process of conducting an inventory and business risk assessment of its hardware and software systems used in the Business to determine what steps, if any, need to be taken to ensure these systems include calendar year 2000 date conversion and compatibility capabilities. Based on the business risk assessment, Seller may develop remediation plans for those systems that need to be modified. Notwithstanding the foregoing, except as provided in Section 4.6 and Section 14.1(a), Seller shall not become liable for any damages that occur after the Closing Date and result from the failure of its hardware or software systems to include calendar year 2000 date conversion and compatibility capabilities.

                                   ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

     6.1  Organization and Qualification.  Purchaser is a corporation duly
          ------------------------------
organized, validly existing, and in good standing under the laws of the State of Delaware and has all corporate power and authority to conduct its business, to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated.

     6.2  Authority.  Purchaser has full power and authority to enter into this
          ---------
Agreement and each of the other Acquisition Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to own and operate the Acquired Assets and carry on the Business. The execution, delivery and performance by Purchaser of this Agreement and each of the other Acquisition Documents to which Purchaser is a party have been duly and validly authorized and approved by all necessary action on the part of Purchaser. This Agreement and each of the other Acquisition Documents to which Purchaser is a party are the legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and by the exercise of judicial discretion in accordance with equitable principles. Neither the execution and delivery by Purchaser of this Agreement or any of the other Acquisition Documents to which Purchaser is a party nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor the Purchaser's ownership and operation of the Acquired Assets and the Business will (i) violate Purchaser's Certificate of Incorporation or Bylaws, (ii) violate any provisions of law or any order of any court or any governmental unit to which Purchaser is subject, or by which its assets are bound, or (iii) conflict with, result in a breach of, or constitute a default (with or without notice or passage of time) under any indenture, mortgage, lease, agreement, or other instrument to which Purchaser is a party or by which its assets or properties are bound.

     6.3  Litigation.  There is no suit, action, proceeding, claim or
          ----------
investigation pending, or, to Purchaser's knowledge, threatened, against Purchaser in respect of the consummation of the transactions contemplated hereby, or in which an adverse outcome will materially affect the Purchaser's business, operations, assets or financial condition.

     6.4  Correctness of Representations.  No representation or warranty of
          ------------------------------
Purchaser in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto contains, or on the Closing Date will contain, any untrue statement of material fact or omits or, on the Closing Date, will omit, to state any fact necessary in order to make the statements contained therein not misleading in any material respect, and all such statements, representations, Exhibits, and certificates shall be true and complete on and as of the Closing Date as though made on that date.

     6.5  Brokers and Finders.  Neither Purchaser nor any affiliate of Purchaser
          -------------------
has incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated by the Acquisition Documents.

     6.6  Governmental Approval and Consents.  Except for the filing of the
          ----------------------------------
appropriate documents pertaining to the HSR Act with the United States Federal Trade Commission and the United States Department of Justice, and the expiration of or receipt of an order of termination of the waiting period therefrom, no consent, approval, or authorization of or declaration, filing, or registration with any governmental or regulatory authority is required in connection with the execution, delivery, and performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE 7
                              COVENANTS OF SELLER

     Seller covenants and agrees with Purchaser as follows:

     7.1  Conduct of Business Prior to Closing.  From the date hereof to the
          ------------------------------------
Closing Date, and except to the extent that Purchaser shall otherwise consent in writing, Seller, with respect to the Business, shall:

          (a) operate the business substantially as previously operated and only in the regular and ordinary course;

          (b) not purchase or acquire any assets or properties, whether real or personal, tangible or intangible, that if acquired would be an Acquired Asset hereunder, and not sell or otherwise dispose of any real or personal property or asset that would have been an Acquired Asset hereunder, except in the ordinary course of business and consistent with past practices;

          (c) maintain the Acquired Assets in their present order and condition, reasonable wear and use excepted, and deliver the Acquired Assets to Purchaser on the Closing Date in such condition, and maintain all policies of insurance covering the Acquired Assets in amounts and on terms substantially equivalent to those in effect on the date hereof;

          (d) take all steps reasonably necessary to maintain the Intellectual Property and other intangible assets of Seller;

          (e) pay all accounts payable in accordance with past practice and collect all accounts receivable in accordance with past practice, but not less than in accordance with prudent business practices;

          (f) comply with all laws applicable to the conduct of the Business of Seller where the failure to so comply would have a material and adverse effect on the Business or the Acquired Assets;

          (g) maintain the Books and Records of the Business in the usual, regular, and ordinary manner, on a basis consistent with past practices and prepare and file all foreign, federal, state, and local tax returns and amendments thereto required to be filed by Seller after taking into account any extensions of time granted by such taxing authorities; and

          (h) use reasonable best efforts to preserve the goodwill and patronage of its customers, Employees, suppliers and others having a business relationship with Seller.

     7.2  Access and Information.  Subject to the confidentiality restrictions
          ----------------------
set forth in Section 12.1 hereof, from the date hereof to the Closing Date and during normal business hours, Seller shall afford to Purchaser, its lenders, counsel, accountants, and other representatives, reasonable access to the offices, properties, books, contracts, commitments, records, vendors, and customers of Seller, insofar as the same relate to the Business and the Acquired Assets, and shall furnish such persons with all information (including financial and operating data) concerning the Business and the Acquired Assets as they reasonably may request. Requests for such information shall be coordinated with Seller's designated representatives, and Seller shall use its best efforts to assist Purchaser, its lenders, counsel, accountants, and other representatives in their examination. Purchaser shall cause its lenders, counsel, accountants, and representatives to, hold in strict confidence all information so obtained from Seller.

     7.3  Notification of Changes.  Between the date hereof and the Closing
          -----------------------
Date, Seller shall promptly notify Purchaser in writing of any material adverse change in the financial condition of the Business, any material damage to or loss of any of the Acquired Assets, or the institution of or, if known by Seller, the threat of institution of legal, administrative, or other proceedings against Seller, related to the Business, in which an adverse outcome could reasonably be expected to have a material adverse effect on the Acquired Assets or the Business or the occurrence or existence of any unasserted proceedings known to Seller that are probable of assertion in which an adverse outcome could reasonably be expected to have a material adverse effect on the Acquired Assets or the Business.

     7.4  Certain Acts Prohibited.  Except as may be necessary to discharge or
          -----------------------
deal with the Excluded Liabilities (subject to the limitations of Section 15.1 hereof), from the date hereof to the Closing Date, Seller shall not, without the prior written consent of Purchaser, take any of the actions described in Section
5.14 hereof.

     7.5  Other Transactions.  Seller shall deal exclusively and in good faith
          ------------------
with Purchaser with regard to the sale of the Acquired Assets to Purchaser and will not, and will direct its officers, directors, financial advisors, accountants, agents, and counsel not to (i) solicit submission of proposals or offers from any person other than Purchaser relating to any acquisition of all or any material part of the Acquired Assets (an "Acquisition Proposal"), (ii) subject to fiduciary obligations under applicable law as advised in writing by counsel participate in any discussions or negotiations regarding, or furnish any non-public information to any other person regarding the Business other than Purchaser and its representatives or otherwise cooperate in any way or assist, facilitate, or encourage any Acquisition Proposal by any person other than the Purchaser or, (iii) subject to the provisions of Section 13.2, enter into any agreement or understanding, whether in writing or, if legally binding, oral, that would have the effect of preventing the consummation of the transactions contemplated by this Agreement. If, notwithstanding the foregoing, Seller, or its representatives or agents should receive any Acquisition Proposal or any inquiry regarding such proposal from a third party, such persons shall promptly inform Purchaser and its counsel thereof.

     7.6  Consents.  Seller shall use its reasonable good faith efforts to
          --------
obtain, at its sole cost and expense, prior to the Closing all consents and estoppels which, in the reasonable judgment of Purchaser, are necessary or appropriate for the transfer or assignment of each of the material Acquired Assets and the Business to Purchaser and the consummation of the transactions contemplated hereby. All such consents and estoppels shall be in writing and in form and substance reasonably satisfactory to Purchaser, and executed counterparts thereof will be delivered to Purchaser promptly after receipt thereof but in no event later than the Closing. In any case where a necessary consent or approval has not been obtained at or prior to the Closing, Seller shall assist Purchaser, at Purchaser's request, after Closing in every reasonable effort to obtain such consent or approval.

     7.7  Supplemental Disclosure.  Seller shall have the continuing obligation
          -----------------------
up to and including the Closing Date to supplement promptly or amend the Schedules (except that Seller shall be obligated to supplement Schedule 5.9.1 only as of the Closing Date with respect to purchase orders issued or received by Seller in accordance with Section 7.1) with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Schedule; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental disclosure shall not be deemed to have been disclosed for purposes of Section 8.1 hereof unless so agreed to in writing by Purchaser.

     7.8  Additional Reports.  Subject to the confidentiality restrictions set
          ------------------
forth in Section 12.1 hereof, promptly after they become available, Seller will make available to Purchaser true and correct copies of all internal management and control reports (including aging of accounts receivables, listings of accounts payable, and inventory control reports) and financial statements related to the Business and furnished to management of the Business or Seller. Each such report shall be in accordance with the books and records of Seller, and, in the case of financial statements shall be prepared in accordance with the past practices of the Seller.

     7.9  Conditions Precedent.  Seller shall use its reasonable good faith
          --------------------
efforts to satisfy the conditions enumerated in Article 8 hereof.

     7.10  Environmental Permits.  Seller shall, at Purchaser's cost and
           ---------------------
expense, cause the Environmental Permits, if any, to be assigned or transferred, to the extent assignable or transferrable, and reissued at the Closing to Purchaser to the extent permitted by law or the terms of such Environmental Permits.

     7.11  Capital Expenditures.  Seller shall cause its management to discuss
           --------------------
with Purchaser any proposed material capital expenditure with respect to the Business, not committed to by Seller as of the date of this Agreement, to be made prior to the Closing Date prior to entering into any contract or commitment for such capital expenditure, other than emergency capital expenditures. No such material capital expenditure (other than emergency capital expenditures for repairs and maintenance of the Acquired Assets) shall be made by Seller prior to the Closing Date without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Seller will promptly notify Purchaser of the nature and extent of emergency capital expenditures made by Seller without the prior written consent of Purchaser.

     7.12  Discharge of Liens and Encumbrances.  All liens, claims, charges,
           -----------------------------------
security interests, pledges, assignments, or encumbrances relating to the Acquired Assets that are not Permitted Encumbrances shall be satisfied, terminated, and discharged by Seller on or prior to the Closing Date and evidence reasonably satisfactory to Purchaser and its counsel of such satisfaction, termination, and discharge shall be delivered to Purchaser at or prior to the Closing.

     7.13  Environmental Fines.  Seller shall upon demand, promptly (but not
           -------------------
before due) pay all fines and assessments that Seller is not disputing in good faith and by appropriate proceedings, and that are attributable to (a) Seller's operation of Equipment which was not in compliance with applicable federal, state, and local laws or regulations relating to environmental protection or (b) Seller's failure to possess all required Environmental Permits; such fine or assessment shall be payable to any agency enforcing compliance with such laws and regulations or to the Purchaser should the Purchaser be required to pay such fine or assessment.

                                   ARTICLE 8
               CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions all or any of which may be waived in writing, in whole or in part, by Purchaser:

     8.1  Certificate Regarding Schedules and Representations and Warranties.
          ------------------------------------------------------------------
All material information required to be furnished or delivered by Seller pursuant to this Agreement shall have been furnished or delivered as of the date hereof and as of the Closing Date, as required hereunder; the representations and warranties made by Seller in Article 5 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except that such representations and warranties may be untrue or incorrect as a result of actions or transactions expressly permitted by this Agreement or actions or transactions of Seller made with the prior written consent of Purchaser); and Purchaser shall have received a certificate dated as of the Closing Date executed by an authorized officer of Seller to such effect.

     8.2  Compliance by Seller.  Seller shall have duly performed in all
          --------------------
material respects all of the covenants, agreements, and conditions contained in this Agreement to be performed by Seller on or prior to the Closing Date, and Purchaser shall have received a certificate, dated as of the Closing Date, executed by an authorized officer of Seller, to such effect.

     8.3  No Injunction; Etc.  No action, proceeding, investigation, regulation,
          ------------------
or legislation shall be pending or threatened which seeks to enjoin, restrain, or prohibit Purchaser, or to obtain substantial damages from Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of all or a material portion of the Business or the Acquired Assets, which, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated by this Agreement.

     8.4  Operation in the Ordinary Course.  Since July 31, 1998, Seller shall
          --------------------------------
have operated the Business of Seller in the ordinary course (except as otherwise permitted by this Agreement or as agreed to by Purchaser as evidenced by Purchaser's prior written consent).

     8.5  Consents; Authorizations; Approval of Legal Matters.  Purchaser shall
          ---------------------------------------------------
have received a true and correct copy of each consent and waiver identified on any Schedule hereto as being requested by Purchaser that is (a) required for the assignment of the Contracts (including, without limitation, all documents evidencing Seller's interest in the Leased Real Property, and all sidetrack and industrial track agreements benefiting the Leased Real Property or the Real Property with respect to tracks presently being used by Seller), Permits, Intellectual Property, and other agreements and assets and (b) otherwise required for the execution, delivery, and performance of this Agreement by Seller. All authorizations, orders, or approvals of any governmental commission, board, or other regulatory body, shall have been obtained.
Purchaser shall have received a certificate dated as of the Closing Date, executed by an authorized officer of Seller to the foregoing effect, and Purchaser shall be reasonably satisfied with the terms, conditions, and restrictions of and obligations under each such authorization, order, or approval. Additionally, Seller shall have complied with any and all options, repurchase agreements, and rights of first refusal relating to the Acquired Assets such that all applicable rights of third parties thereunder have either expired, lapsed or been waived.

     8.6  Transfer of Environmental Permits.  The Environmental Permits shall
          ---------------------------------
have been assigned to or transferred to Purchaser to the extent permitted by law or the terms of the Environmental Permits, and Purchaser shall have received a certificate dated as of the Closing Date, executed by an authorized officer of Seller to the foregoing effect.

     8.7  Leases.  Seller shall have obtained the written consent of each lessor
          ------
of the Leased Real Property, to the extent required by the terms of the applicable Lease, to the assignment of the Real Property Leases to Purchaser and Seller shall have delivered copies of such consents to Purchaser.

     8.8  Incumbency.  Purchaser shall have received a certificate of incumbency
          ----------
of Seller executed by the Secretary or Assistant Secretary of Seller listing the officers of Seller authorized to execute the agreement and the instruments of transfer on behalf of Seller, certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of Seller in connection with the consummation of the transactions contemplated herein.

     8.9  Certified Resolutions.  Purchaser shall have received a certificate of
          ---------------------
the Secretary or Assistant Secretary of Seller containing a true and correct copy of the resolutions duly adopted by the respective boards of directors of each of Image and Maxim, approving and authorizing each Acquisition Document and the transactions contemplated hereby and thereby. The Secretary or Assistant Secretary of Seller shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

     8.10  Basic Corporate Documents.  Seller shall have delivered to Purchaser
           -------------------------
on the Closing Date copies of certificates from the Secretaries of State in each jurisdiction listed on Schedule 5.1.1, indicating that, as of a date within twenty (20) days prior to the Closing Date, Seller was in good standing and had paid all taxes required to have been paid as of such date.

     8.11  Satisfaction of Title Objections and Release of Certain Liens.
           -------------------------------------------------------------
Seller shall have satisfied Purchaser's title objections to the extent required under Section 4.3 and, in addition, Purchaser at its discretion shall have received Uniform Commercial Code searches (which searches shall be made or caused to be made by and at the expense of Purchaser) of filings made pursuant to Article 9 thereof in all jurisdictions where any of the Acquired Assets are located, in form, scope, and substance reasonably satisfactory to Purchaser and its counsel, which searches shall reflect the release or termination of liens, claims, security interests, or encumbrances against any of the Acquired Assets disclosed thereby that are not Permitted Encumbrances, and to the extent any such release or termination is not reflected of record, Purchaser shall have received evidence reasonably satisfactory to it, that all such liens and encumbrances against the Acquired Assets other than Permitted Encumbrances have been released or terminated prior to or at the Closing.

     8.12  Accuracy of Schedules.  Examination by Purchaser shall not have
           ---------------------
disclosed any material inaccuracy in the representations and warranties of Seller, set forth in this Agreement or in the Schedules delivered to Purchaser pursuant hereto.

     8.13  No Adverse Change.  There shall not have been any material adverse
           -----------------
change in the Acquired Assets or the Business since July 31, 1998, and Purchaser shall have received a certificate dated as of the Closing Date, executed by an authorized officer of Seller to such effect.

     8.14  Instruments of Transfer.  Seller shall have delivered to Purchaser
           -----------------------
such deeds, bills of sale, motor vehicle titles, endorsements, assignments, licenses, and other good and sufficient instruments of conveyance and transfer and any other instruments reasonably deemed appropriate by counsel to Purchaser all in form and substance reasonably satisfactory to counsel to Purchaser to vest in Purchaser all of Seller's rights, title, and interest with respect to the Acquired Assets, free and clear of all liens, charges, encumbrances, pledges, or claims of any nature except for Permitted Encumbrances.

     8.15  Acquisition Documents.  Purchaser shall have received the Acquisition
           ---------------------
Documents to which Seller is a party, executed by Seller.

     8.16  Opinion of Seller's Counsel.  Purchaser shall have received the
           ---------------------------
Seller Opinion, executed by Smith, Gambrell & Russell LLP, counsel for Seller, which opinion may be based upon and incorporate the 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

     8.17  Title Commitments; Surveys.  Purchaser, provided that Purchaser has
           --------------------------
used its best efforts to acquire the following at Purchaser's sole cost and expense, shall have received title commitments from a nationally recognized title company selected by Purchaser for the issuance to Purchaser at the Closing of an owner's policy of title insurance on ALTA Form A, and surveys, for the Real Property (the "Title Commitments"), which shall be reasonably satisfactory to Purchaser.

     8.18  Real and Leased Property Certificates.  Purchaser shall have received
           -------------------------------------
prior to Closing, in form and substance reasonably satisfactory to Purchaser, the Agreements of Estoppel, Consent and Waiver and Landlords' Consent to Lease Assignments for the Leased Real Property.

     8.19  Proceedings.  The form and substance of all opinions, certificates,
           -----------
assignments, orders, and other documents and instruments, hereunder shall be satisfactory in all reasonable respects to Purchaser and its counsel.

     8.20  Names.  Seller shall, simultaneously with Closing, cease to use in
           -----
any manner whatsoever the trade names included among the Acquired Assets and described on Schedule 5.10, except in connection with tax returns, filings with other governmental authorities, and similar purposes. Image agrees, concurrently with the Closing, to change its corporate name to a name which does not contain the word "Image."

     8.21  Condition of Acquired Assets.  On the Closing Date, all of the
           ----------------------------
Acquired Assets shall be in substantially the same condition as at the close of business on the date hereof, except for ordinary use and wear thereof and changes occurring in the ordinary course of business or expressly permitted by this Agreement between the date hereof and the Closing Date, and Purchaser shall have received a certificate dated as of the Closing Date, executed by an authorized officer of Seller to such effect; provided, however, if on or prior to the Closing Date any of the Acquired Assets shall have suffered loss or damage on account of fire, flood, accident, act of war, civil commotion, or any other cause or event beyond the reasonable power and control of Seller (whether or not similar to the foregoing) to an extent which, in the reasonable opinion of Purchaser, materially affects the value of the Acquired Assets, taken as a whole, Purchaser shall have the right either (a) to terminate this Agreement and all of Purchaser's obligations hereunder without incurring any liability to Seller as a result of such termination or (b) to consummate the transactions provided for herein and be paid the full amount of all insurance proceeds, if any, paid or payable to Seller, in respect of such loss plus an amount equal to any deductible or co-insurance reserve applicable to such loss. If under the circumstances described in the foregoing sentence, Purchaser shall elect to consummate the transactions provided for herein, Seller shall, on demand, pay to Purchaser the full amount of any insurance proceeds received by Seller in respect of any such loss, together with any deductible or co-insurance reserve applicable to such loss.

     8.22  HSR Act.  The consent or approval of, or the expiration of the
           -------
applicable waiting period imposed by, any governmental authority under the Hart-Scott-Rodino Act, shall have been obtained or shall have expired.

     8.23  Completion of Environmental Audit.  Purchaser shall have received the
           ---------------------------------
Environmental Audit Reports not less than ten (10) days prior to the Closing Date, and Purchaser shall be reasonably satisfied with the arrangements made by Seller to remediate the Environmental Liabilities, if any, set forth on the Environmental Audit Report.

                                   ARTICLE 9
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date hereunder, of each of the following conditions, all or any of which may be waived, in whole or in part, by Seller.

     9.1  Certificate Regarding Representations and Warranties.  All material
          ----------------------------------------------------
information required to be furnished or delivered by Purchaser pursuant to this Agreement shall have been furnished or delivered as of the date hereof and the Closing Date as required hereunder; the representations and warranties made by Purchaser in Article 6 hereof shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; and Seller shall have received a certificate dated the Closing Date, executed by an authorized officer of Purchaser to such effect.

     9.2  Compliance by Purchaser.  Purchaser shall have duly performed in all
          -----------------------
material respects all of the covenants, agreements, and conditions contained in this Agreement to be performed by Purchaser on or before the Closing Date, and Seller shall have received a certificate dated the Closing Date, executed by an authorized officer of Purchaser, to such effect.

     9.3  Certified Resolutions.  Seller shall have received from Purchaser a
          ---------------------
certificate executed by the Secretary of Purchaser containing a true and correct copy of resolutions duly adopted by Purchaser's Board of Directors approving and authorizing this Agreement and each of the other Acquisition Documents to which Purchaser is a party and each of the transactions contemplated thereby. The Secretary or Assistant Secretary of Purchaser shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

     9.4  Basic Corporate Documents.  Purchaser shall have delivered to Seller
          -------------------------
on the Closing Date a copy of a certificate from the Secretary of State in Delaware, indicating that, as of a date within twenty (20) days prior to the Closing Date, Purchaser was in good standing, and had paid all taxes required to have been paid as of such date.

     9.5  No Injunction; Etc.  No action, proceeding, investigation, regulation,
          ------------------
or legislation shall be pending or overtly threatened which seeks to enjoin, restrain, or prohibit Seller, or to obtain substantial damages from Seller, in respect of the consummation of the transactions contemplated hereby, which, in the reasonable judgment of Seller, would make it inadvisable to consummate such transactions.

     9.6  Incumbency.  Seller shall have received a certificate of incumbency of
          ----------
Purchaser executed by the Secretary or Assistant Secretary of Purchaser listing the officers of Purchaser authorized to execute this Agreement and the other Acquisition Documents to which Purchaser is a party and the instruments of assumption on behalf of Purchaser and certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of Purchaser in connection with the consummation of the transactions contemplated herein.

     9.7  Certificates.  Seller shall have received from Purchaser all such
          ------------
certificates, dated as of the Closing Date, as Seller shall reasonably request to evidence the fulfillment by Purchaser, or such other satisfaction as of the Closing Date, of the terms and conditions of this Agreement.

     9.8  Acquisition Documents.  Seller shall have received the Acquisition
          ---------------------
Documents to which Purchaser is a party (particularly including, but not limited to, such documents and instruments necessary to evidence Purchaser's assumption of the Assumed Liabilities, including the Pollution Control Bonds), executed by Purchaser.

     9.9  Opinion of Purchaser's Counsel.  Seller shall have received the
          ------------------------------
Purchaser Opinion, executed by Alston & Bird LLP, counsel for Purchaser, which opinion may be based upon and incorporate the 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

     9.10  Hart-Scott-Rodino Act.  The consent or approval of, or the expiration
           ---------------------
of the applicable waiting period imposed by, any governmental authority under the Hart-Scott-Rodino Act, shall have been obtained or shall have expired.

     9.11  Resignations.  Image and Maxim shall have each received the written
           ------------
resignation of H. Stanley Padgett from all positions as an officer and director of each such corporation.

     9.12  Proceedings.  The form and substance of all opinions, certificates,
           -----------
assignments, orders and other documents and instruments hereunder shall be satisfactory in all reasonable respects to Seller and its counsel.

                                  ARTICLE 10
                               MUTUAL COVENANTS

     10.1  Governmental Filings.  Purchaser and Seller, to the extent legally
           --------------------
required, shall promptly prepare, file, and diligently prosecute at the earliest practicable time after the date hereof all applications and filings required by federal or state law in order to effect the transactions contemplated by this Agreement.

     10.2  Further Mutual Covenants.  Purchaser and Seller shall each take all
           ------------------------
actions contemplated by this Agreement, and, subject to Purchaser's and Seller's right to terminate this Agreement pursuant to Article 13 hereof, do all things reasonably necessary to effect the consummation of the transactions contemplated by this Agreement. Except as otherwise provided in this Agreement, Purchaser and Seller shall each refrain from knowingly taking or failing to take any action which would render any of the representations or warranties contained in Articles 5 or 6 of this Agreement in any material respect inaccurate as of the Closing Date. Each party shall promptly notify the other party of any action, suit, or proceeding that shall be instituted or threatened against such party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement.

     10.3  Prorations.
           ----------
           (a) To the extent not included in the Assumed Liabilities, Utility Charges, Rental Charges, Equipment Charges, Real Property Taxes, Personal Property Taxes, and Service Contracts including, without limitation, accruals or prepayments thereof (all as individually defined below and collectively called the "Proration Items"), shall be prorated directly between the Seller and the Purchaser as provided in this Section 10.3.

           (b) For purposes of this Section 10.3, the capitalized terms set forth below shall have the following meanings:

               (i) "Utility Charges" shall mean water, sewer, electricity, gas and other utility charges, if any, applicable to the Real Property or the Leased Real Property;

               (ii) "Rental Charges" shall mean common area maintenance charges, merchant association dues, insurance reimbursement and rental charges payable or receivable and other payments or receipts (other than Real Property Taxes) applicable to the Leased Real Property;

               (iii) "Equipment Charges" shall mean rental charges payable or receivable and other payments or receipts applicable to the Equipment;

               (iv) "Real Property Taxes" shall mean ad valorem taxes imposed upon the Real Property and any portion of the Leased Real Property, general assessments imposed with respect to the Leased Real Property and special assessments upon the Leased Real Property, whether payable in full or by installments prior to the Closing Date; and

               (v) "Personal Property Taxes" shall mean ad valorem taxes imposed upon the Acquired Assets other than the Real Property or the Leased Real Property.

           (c) As soon as practicable after the Closing Date, all Utility Charges, Rental Charges, Equipment Charges, Real Property Taxes, Personal Property Taxes, and Service Contracts (including amounts owed pursuant to transferable state licenses applicable to the Acquired Assets and transferred to Purchaser hereunder) which are not included in the Assumed Liabilities shall be apportioned to the Closing Date, and representatives of the Seller and Purchaser will examine all relevant books and records as of the Closing Date in order to make the determination of the apportionments, which determinations shall be calculated in accordance with past practices. Payments in respect thereof shall be made to the appropriate party by check within thirty (30) days after such determination, except that payments for Real Property Taxes and Personal Property Taxes shall initially be determined based on the previous year's taxes and shall later be adjusted to reflect the current year's taxes when the tax bills are finally rendered. The parties shall fully cooperate to avoid, to the extent legally possible, the payment of duplicate Personal Property Taxes, and each party shall furnish, at the request of the other, proof of payment of any Personal Property Taxes or other documentation which is a prerequisite to avoiding payment of a duplicate tax.

           (d) In the event that either party (the "Payor") pays a Proration Item (other than if and to the extent included in the Assumed Liabilities) for which the other party (the "Payee") is obligated in whole or in part under this
Section 10.3, the Payor shall present to the Payee evidence of payment and a statement setting forth the Payee's proportionate share of such Proration item, and the Payee shall promptly pay such share to the Payor. In the event either party (the "Recipient") receives payments of a Proration Item to which the other party (the "Beneficiary") is entitled in whole or in part under this Agreement, the Recipient shall promptly pay such share to the Beneficiary.

           (e) In the event there exists as of the Closing Date any pending appeals of ad valorem tax assessments with regard to any Acquired Assets, the continued prosecution and/or settlement of such appeals shall be subject to the direction and control of Purchaser with respect to assessments for the year within which the Closing occurs.

                                  ARTICLE 11
                             POST CLOSING MATTERS

     11.1  Employment of Employees.  On or before the Closing Date, Purchaser
           -----------------------
shall offer employment to all salaried and nonsalaried employees of the Business (except for (a) employees who are on Seller's salary continuation program for employees of the Business, or (b) employees who are otherwise on any leave or part-time status, other than vacation leave, maternity leave or any leaves taken in connection with the Family and Medical Leave Act of 1993 at the Closing Date or (c) Mike DeGrace and Steve Coburn, each of whom is an employee of the Business as of the date of this Agreement, but who will become employees of Maxim on or prior to the Closing Date, and thereafter will provide services to the Business on an independent contractor or consulting basis as reasonably requested by Purchaser) at substantially equivalent rates of pay and working conditions, respectively, offered by Purchaser to similarly situated employees of Purchaser on the date of this Agreement. All employees of the Business accepting Purchaser's offer of employment are hereinafter referred to as the "Hired Employees." Seller shall be responsible for the payment of all earned but unpaid salaries, bonus, vacation pay, sick pay, holiday pay, severance pay and other like obligations and payments to the employees of the Business for all periods ending on or prior to the Effective Time, other than such of the foregoing that are included in Assumed Employment Obligations, and Purchaser shall be responsible for all Assumed Employment Obligations. Seller shall be responsible for the payment of any amounts due to its employees (including the Hired Employees) pursuant to the Company Benefit Plans as a result of the employment of its employees, and, in determining bonuses and other similar payments due to Hired Employees for any period ended on or prior to the Effective Time, Seller shall, if payment thereof will occur after the Effective Time, waive any requirement that such employees be employees of Seller on the date such bonuses or other similar payments are paid. Seller shall be responsible for all incurred but unreported or unpaid medical claims occurring prior to the Effective Time and for the cost associated with any hospital confinement which commences prior to the Effective Time. Seller shall be responsible for (a) all liabilities arising under the Company Benefit Plans or
(b) liabilities associated with any leaves taken prior to the Closing Date in connection with the Family and Medical Leave Act of 1993. Effective on the Closing Date, Seller shall, and hereby does, release all Hired Employees from any employment and/or confidentiality agreement previously entered into between Seller and such Hired Employees relating to the Business to the extent (but only to the extent) necessary for Purchaser to operate the Business in the same manner as operated by Seller prior to the Closing Date. Seller does not release any Hired Employee from any confidentiality agreement executed by such Hired Employee in favor of third parties relating to receipt of confidential information in connection with potential business acquisitions.

     11.2  Seller's Benefit Plans.  Purchaser shall assume no responsibility
           ----------------------
with regard to any Company Benefit Plans of Seller. To the extent necessary, Seller may continue to communicate with the Hired Employees regarding their rights and entitlement to any benefits under the Company Benefit Plans, subject to Purchaser's prior approval, which shall not be unreasonably withheld, and the parties shall cooperate with each other in the administration of all applicable employee benefit plans and programs. In the event that the Seller's Code Section 401(k) plan terminates, Seller shall file such plan with the Internal Revenue Service for a determination that the plan is qualified upon termination prior to distributing any assets held under the Seller's Code Section 401(k) plan. Purchaser agrees to use its best efforts to enable Hired Employees with outstanding loan balances under the Seller's Code Section 401(k) plan to continue loan repayments or to permit rollovers of such outstanding loan balances to the Purchaser's Code
Section 401(k) plan.

     11.3  Vacation Pay.  Purchaser agrees to give each Hired Employee credit
           ------------
for prior years of service with Seller for purposes of calculating vacation pay that may be received pursuant to the vacation pay policy of Purchaser as is or may be in effect from time to time after the Closing, and will waive any eligibility requirements of such policy with respect to Hired Employees. Purchaser will allow the Hired Employees to take any unused vacation days during the remainder of the calendar year in which the Closing Date occurs provided that such vacation days are accrued on the Closing Balance Sheet but unused under the Company Benefit Plans.

     11.4  Purchaser's Benefit Plans.  For purposes of Purchaser's employee
           -------------------------
benefit plans, each Hired Employee shall receive credit for prior years of service with Seller for purposes of eligibility and vesting under such plans and shall be entitled to participate in any such Purchaser's employee benefit plans without the application of any applicable waiting periods. Purchaser shall also permit the Hired Employees and their eligible dependents to participate in its applicable group medical plans immediately. Purchaser shall not be required to waive any waiting periods or any restrictions and limitations on preexisting medical conditions under its medical plans, except as required by law.
Purchaser shall recognize all medical expenses incurred by Hired Employees and their eligible dependents during the remainder of the calendar year in which the Closing occurs for purposes of satisfying the existing calendar year deductibles and such calendar year's co-payment limitations, if any.

     11.5  Employee Files.  To the extent permitted by law, on the Closing Date,
           --------------
or as soon as practicable thereafter, Seller shall deliver to a designee of Purchaser all historical personnel records of each of the Hired Employees, including, but not limited to, employment agreements, confidentiality and noncompete agreements, employment applications, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes and other similar documents. Seller shall be entitled to make, at Seller's expense, and to retain copies of all such employee files and records as described in the preceding sentence. Both Seller and Purchaser acknowledge and agree that the employee files and records described in such preceding sentence constitute part of the Acquired Assets, and Purchaser hereby further covenants and agrees to maintain the confidentiality of such records, and not to release any information contained therein to any person not legally entitled to receive such information or to permit such files and records to be used for any unlawful purpose.

     11.6   Non-Solicitation.  Seller shall terminate effective as of the
            ----------------
Closing Date all employment agreements it has with any of the Hired Employees. Until the expiration of two (2) years after the Closing Date, Seller shall not directly or indirectly solicit or offer employment to any Hired Employee who is then an employee of Purchaser, or who has terminated such employment without the consent of Purchaser within one (1) year of such solicitation or offer, and Purchaser shall not directly or indirectly solicit or offer employment to any person who, after the Closing Date is then an employee of Seller or who has terminated such employment without the consent of Seller within one (1) year of such solicitation or offer.

     11.7  Discharge of Business Obligations.  From and after the Closing Date,
           ---------------------------------
Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Business, its operations or the assets and properties used therein (except for those expressly assumed by Purchaser hereunder), including without limitation any liabilities or obligations to employees and clients of the Business.

     11.8  Maintenance of Books and Records.  Each of Seller and Purchaser shall
           --------------------------------
preserve until the seventh anniversary of the Closing Date all Books and Records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Business prior to the Closing Date. Seller shall give Purchaser written notice of any Books and Records discovered by Seller that were not transferred to Purchaser because such Books and Records were not located on the Real Property or the Leased Real Property. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties and their representatives with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party, its affiliates, officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 60th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

     11.9  Payments Received.  Seller and Purchaser each agree that after the
           -----------------
Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation, any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Acquired Assets transferred to Purchaser hereunder.

     11.10  UCC Matters.  From and after the Closing Date, Seller will promptly
            -----------
refer all inquiries with respect to ownership of the Acquired Assets or the Business to Purchaser. In addition, Seller will execute such documents and financing statements as Purchaser may reasonably request from time to time to evidence transfer of the Acquired Assets to Purchaser, including any necessary assignments of financing statements.

     11.11  Covenant Not to Compete.  Each of Maxim and Image agrees that for
            -----------------------
a period of three (3) years commencing on the Closing Date, neither Maxim, Image nor any subsidiary of either, nor any joint venture or other entity in which Maxim, Image, or any subsidiary of either has a controlling interest, within the Territory (as hereinafter defined), will own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the manufacture, from new and recycled materials, of PET flake, pellets and fiber (a "Competing Business"). As used herein, the term "Territory" means the territorial United States. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 11.11 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

     11.12  Cooperation.  Seller and Purchaser shall cooperate with each other
            -----------
in all reasonable respects in connection with the defense of any claim included within any Assumed Liability or Excluded Liability, as the case may be, including making available records relating to such claim and furnishing, without expense, management employees of the party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as a witness in any proceeding relating to such claim; provided, however, that the foregoing right to cooperation shall not be exercisable by one party in such a manner as to interfere unreasonably with the normal operations and business of the other party.

                                  ARTICLE 12
                     CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

     12.1  Confidentiality.  The provisions of that certain Confidentiality
           ---------------
Agreement dated September 28, 1998 by and between Purchaser and Maxim are hereby incorporated herein in their entirety.

     12.2  Public Announcements.  Seller and Purchaser will consult with each
           --------------------
other before issuing any press releases or otherwise making any public statements or filings with governmental entities with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements or filings with governmental entities prior to such consultation and shall modify any portion thereof if the other party reasonably objects thereto, unless the same may be required by applicable law.

                                  ARTICLE 13
                                  TERMINATION

     13.1  Termination.  This Agreement may be terminated:
           -----------

          (a) by the mutual consent of Purchaser and Seller;

          (b) by Purchaser: (i) if any material condition in Article 8 becomes impossible of performance or has not been satisfied in full or previously waived by Purchaser in writing at or prior to the Closing Date, (ii) as provided in Sections 4.3(b), 4.6(c), 4.7, or 8.21 hereof;

          (c) by Seller if any material condition in Article 9 becomes impossible of performance or has not been satisfied in full or previously waived by Seller in writing at or prior to the Closing Date;

          (d) by Seller if the combined amount of the Environmental Remediation Estimate and the Y2K Liabilities exceeds Three Million Dollars ($3,000,000); or

          (e) by either party (other than a party that is in material breach of its obligations under this Agreement) if the Closing shall not have occurred on or before January 31, 1999.

     13.2  Effect of Termination; Termination Fee.
           --------------------------------------

           (a) In the event of the termination of this Agreement by either Seller or Purchaser pursuant to Section 13.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Seller or Purchaser or their respective officers or directors except with respect to Section 12.1 and Article 15.

           (b) If, notwithstanding the satisfaction of all the conditions set forth in Article 8, unless the Agreement has been terminated pursuant to Section 13.1, Purchaser is not willing to consummate the transactions contemplated by this Agreement, then Purchaser shall pay to Seller a termination fee of $5,000,000. Such payment shall constitute liquidated damages in full and complete satisfaction of, and shall be Seller's sole and exclusive remedy for, any loss, liability, damage or claim arising out of or in connection with any such termination of this Agreement or the facts and circumstances resulting in such termination or otherwise related to or otherwise arising out of or in connection with this Agreement. The payment required to be made pursuant to this
Section 13.2(b) shall be made not later than two (2) business days after the date of any such willful failure of Purchaser to close.

           (c) If: (1) notwithstanding the satisfaction of all the conditions set forth in Article 9, unless the Agreement has been terminated pursuant to
Section 13.1, Seller is not willing to consummate the transactions contemplated by this Agreement or (2) Seller commits a breach of Section 7.5(iii) hereof, then Seller shall pay to Purchaser a termination fee of $5,000,000. Such payment shall constitute liquidated damages in full and complete satisfaction of, and shall be Purchaser's sole and exclusive remedy for, any loss, liability, damage or claim arising out of or in connection with any such termination of this Agreement or the facts and circumstances resulting in such termination or otherwise related to or otherwise arising out of or in connection with this Agreement. The payment required to be made pursuant to this Section 13.2(c) shall be made not later than two (2) business days after the date of any such willful failure of Seller to close or Seller's breach of Section 7.5(iii).

                                  ARTICLE 14
                                INDEMNIFICATION

     For the purposes of this Article 14, "Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, diminution of value, removal and remediation requirements and expenses, including without limitation, interest, penalties, and reasonable attorneys' and other professional fees and expenses.

     14.1  Agreement of Seller to Indemnify.  Subject to the terms and
           --------------------------------
conditions of this Article 14, Seller agrees to indemnify, defend, and hold harmless Purchaser and its officers, directors, shareholders, employees and agents (collectively, the "Purchaser Indemnitees") from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser Indemnitees by reason of, resulting from, based upon, or arising out of:

           (a) the breach of any representation or warranty of Seller contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by Seller in connection herewith;

           (b) the breach of any covenant or agreement of Seller contained in or made pursuant to this Agreement;

           (c)  any Excluded Liability;

           (d) any Environmental Liabilities as and to the extent provided in
Section 4.5; and

           (e) any Y2K Liabilities as and to the extent provided in Section 4.6.

     14.2  Agreement of Purchaser to Indemnify Seller.  Subject to the terms and
           ------------------------------------------
conditions of this Article 14, Purchaser agrees to indemnify, defend, and hold harmless Seller and its officers, directors, shareholders, employees and agents (collectively, the "Seller Indemnitees") from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Seller Indemnities arising out of:

           (a) the breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement or any other Acquisition Document or in any certificate, Schedule, or Exhibit furnished by Purchaser in connection herewith or therewith;

           (b) the breach of any covenant or agreement of Purchaser contained in or made pursuant to this Agreement or any other Acquisition Document; and

           (c) any (i) Assumed Liability and (ii) liability arising out of the operation of the Business by Purchaser after the Closing Date, except for any liability against which Purchaser is entitled to indemnification pursuant to
Section 14.1.

     14.3  Procedures for Indemnification.  As used herein, the term
           ------------------------------
"Indemnitor" means the party against whom indemnification hereunder is sought, and the term "Indemnitee" means the party seeking indemnification hereunder.

           (a) A claim for indemnification hereunder ("Indemnification Claim") shall be made by the Indemnitee by delivery of a written declaration to the Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim (as hereinafter defined), containing (by attachment or otherwise) such other information as the Indemnitee shall have concerning such Third Party Claim.

           (b) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 14.4 hereof shall be observed by the Indemnitee and the Indemnitor.

           (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) business days to object to such

Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with Section 14.3(d) hereof. If an objection is timely interposed by the Indemnitor, then the Indemnitee and the Indemnitor shall negotiate in good faith for a period of sixty (60) business days from the date (such period is hereinafter referred to as the "Negotiation Period") the Indemnitee receives such objection prior to commencing any formal legal action, suit or proceeding with respect to such Indemnification Claim.

           (d) Upon determination of the amount of an Indemnification Claim that is binding on both the Indemnitor and the Indemnitee, the Indemnitor shall pay the amount of such Indemnification Claim by check within ten (10) business days of the date such amount is determined.

     14.4  Defense of Third Party Claims.  Should any claim be made, or suit or
           -----------------------------
proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against the Indemnitee which, if prosecuted successfully, would be a matter for which the Indemnitee is entitled to indemnification under this Agreement (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

           (a) The Indemnitor shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims, provided the notice from the Indemnitee specifies the last day for response within such lesser time, and the statutory provision requiring such shortened response period) from receipt of the Indemnification Claim (the "Notice Period") to notify the Indemnitee, (i) whether or not the Indemnitor disputes its liability to the Indemnitee with respect to such claim, and (ii) notwithstanding any such dispute, whether or not the Indemnitor desires, at its sole cost and expense, to defend the Indemnitee against such claim.

               (i) In the event that the Indemnitor notifies the Indemnitee within the Notice Period that it desires to defend the Indemnitee against such claim then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnitor to a final conclusion in such a manner as to minimize the risk of the Indemnitee becoming subject to liability for any other significant matter. If the Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If any such claim or the litigation or resolution of any such claim involves (i) the administration of the tax returns and responsibilities of the Indemnitee under the tax laws, other than the Assumed Liabilities described in
Section 2.1(c) or (ii) a dispute with a then-current significant (being one of the 25 largest, as measured by revenue volume of business with the Business during the preceding twelve months) customer or supplier of the Business, then the Indemnitee shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnitor. If the Indemnitee should elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim at its sole cost and expense.

               (ii) Except where the Indemnitor (A) timely elects to defend the Indemnitee against such claim or demand (in which case Section 14.4(a)(i) shall govern), or (B) Indemnitor disputes its liability in a timely manner under this
Section 14.4, the Indemnitor shall be conclusively liable for the amount of any Loss resulting from such claim or defense which is unsuccessful.

           (b) The Indemnitee and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor, management employees of the Indemnitee as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witness in any proceeding relating to such claim.

     14.5  Settlement of Third Party Claims.  No settlement of a Third Party
           --------------------------------
Claim involving the asserted liability of the Indemnitee under this Article 14 shall be made without the prior written consent by or on behalf of the Indemnitee, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $20,000 or less where the Indemnitee has not responded within twenty (20) business days of written notice of a proposed settlement.

     14.6  Duration.  The indemnification rights of the parties hereto for
           --------
Losses resulting from a breach of representations and warranties or for breaches of covenants contained in this Agreement or any other Acquisition Document (other than for tax, employee benefit, and environmental matters) is subject to the condition that the Indemnitor shall have received written notice of the Losses for which indemnity is sought within two (2) years after the Closing Date. The indemnification rights of the parties hereto for Losses resulting from a breach of representations and warranties or for breaches of covenants that are related to environmental matters is subject to the condition that the Indemnitor shall have received written notice of the Losses for which indemnity is sought within ten (10) years of the Closing Date. The indemnification rights of the parties hereto for Losses resulting from a breach of representations and warranties or for breaches of covenants that are related to tax or employee benefit matters is subject to the condition that the Indemnitor shall have received written notice of the Losses for which indemnity is sought prior to the expiration of the applicable statute of limitations therefor. The indemnification rights of the parties hereto for Losses resulting from a breach of any representation and warranty with respect to title to any of the Acquired Assets, or with respect to the breach of any agreement or undertaking with respect to payment of the Excluded Liabilities or Assumed Liabilities shall be effective for all purposes hereunder without limitation as to the time within which such notice may be given; provided, however, that as to title to the Real Property conveyed hereunder, Purchaser shall pursue all rights and remedies available to it first through the title insurance policies purchased by Purchaser prior to seeking indemnification from Seller hereunder.

     14.7  Limitations.
           -----------

           (a) The Indemnitor shall be obligated to indemnify the Indemnitee only when the sum of: (i) the aggregate of all Identified Environmental Liabilities paid by Purchaser and Y2K Liabilities paid by Purchaser and (ii) the aggregate of all other Losses suffered or incurred by the Indemnitee as to which a right of indemnification is provided under this Article 14 exceeds One Million Five Hundred Thousand Dollars ($1,500,000) (the "Threshold Amount"). After the aggregate of all Losses suffered or incurred by the Indemnitee exceeds the Threshold Amount, the Indemnitee shall be obligated to indemnify the Indemnitee for all such Losses in excess of the Threshold Amount. In no event shall the aggregate liability of Seller, or the aggregate liability of Purchaser, under this Article 14 exceed Fifty Million Dollars ($50,000,000) (the "Maximum Amount"). Notwithstanding the above, (i) neither of the Threshold Amount nor the Maximum Amount limitations shall apply to the indemnification rights of the parties hereto for Losses resulting from those liabilities described in Sections 14.1(c) and 14.2(c) and the payment of such amounts by the Indemnitor shall not count toward the calculation of the Maximum Amount of the Indemnitor and (ii) the Maximum Amount limitations shall not apply to the indemnification rights of the parties hereto for Losses resulting from those liabilities described in
Section 14.1(d) and the payment of such amounts by the Indemnitor shall not count toward the calculation of the Maximum Amount of Indemnitor.

           (b) The Indemnitor shall not be liable for Losses in excess of the actual Losses suffered by the Indemnitee as a result of the act, circumstance, or condition for which indemnification is sought net of any insurance proceeds received by the Indemnitee or any tax benefits realized by the Indemnitee as a result of the Losses for which indemnification is claimed.

                                  ARTICLE 15
                              GENERAL PROVISIONS

     15.1  Arbitration.
           -----------

           (a) Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Atlanta, Georgia in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 15.1. The interpretation and enforceability of this Section 15.1 shall be governed exclusively by the Federal Arbitration Act, 9 U.S.C. (S) 1-16.

           (b) If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $100,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

           (c) The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

           (d) The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys' fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

           (e) Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction.

           (f) All proceedings under this Section 15.1, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

           (g) The fact that the dispute resolution procedures specified in this
Section 15.1 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

           (h) All applicable statutes of limitation shall be tolled while the procedures specified in this Section 15.1 are pending. The parties will take such action, if any, required to effectuate such tolling.

     15.2  Fees and Expenses.  Except as specifically provided in this
           -----------------
Agreement, Seller and Purchaser each shall pay their respective fees and expenses in connection with the transactions contemplated by this Agreement. Purchaser shall pay for any and all owner's title insurance policies, surveys and fees related to the title insurance company's participation in the Closing in connection with the Acquired Assets. Purchaser shall pay all filing fees required in connection with notice filings required for purposes of compliance with the Hart-Scott-Rodino Act.

     15.3  Notices.  All notices, requests, demands, and other communications
           -------
hereunder shall be in writing (which shall include communications by telex and telecopy) and shall be delivered (a) in person or by courier or overnight service, (b) mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile transmission, as follows:

           (a)  If to Seller:

                Image Industries, Inc.
                The Maxim Group, Inc.
                210 Town Park Drive
                Kennesaw, Georgia  30144
                Attention: A. J. Nassar
                Telephone: (770) 590-9369
                Facsimile: (770) 590-7709

           with a copy (which shall not constitute notice) to:

                Smith, Gambrell & Russell LLP
                Promenade II, Suite 3100
                1230 Peachtree Street, N.E.
                Atlanta, Georgia  30309
                Attention: Arthur Jay Schwartz, Esq.
                Telephone: (404) 815-3632
                Facsimile: (404) 685-6932

           (b)  If to Purchaser:

                Aladdin Manufacturing Corporation
                160 South Industrial Boulevard
                Calhoun, Georgia  30701
                Attention: David L. Kolb
                Telephone: (706) 629-7721
                Facsimile: (706) 602-0278

           with a copy (which shall not constitute notice) to:

                Alston & Bird LLP
                One Atlantic Center
                1201 West Peachtree Street
                Atlanta, Georgia  30309
                Attention: Alexander W. Patterson, Esq.
                Telephone: (404) 881-7000
                Facsimile: (404) 881-4777

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 15.3. Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by facsimile transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.

     15.4  Assignment; Binding Effect.  Except as provided in this Section 15.4,
           --------------------------
prior to the Closing, this Agreement shall not be assignable by any of the parties hereto without the written consent of the other; provided, however, that at the Closing Purchaser may assign all of its rights to be indemnified as provided in Article 14 to any lender or lenders providing financing to Purchaser subject to all of the provisions hereof and all rights, remedies and defenses that Seller could assert against Purchaser.

     15.5  No Benefit to Others.  The representations, warranties, covenants,
           --------------------
and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article 14 hereof, the Purchaser Indemnitees and the Seller Indemnitees and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

     15.6  Headings, Gender, and "Person".  All section headings contained in
           ------------------------------
this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

     15.7  Counterparts.  This Agreement may be executed in two (2) or more
           ------------
counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto.

     15.8  Integration of Agreement.  This Agreement supersedes all prior
           ------------------------
agreements, oral and written, between the parties hereto with respect to the subject matter hereof. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge, or termination is sought.

     15.9  Time of Essence.  Time is of the essence in this Agreement.
           ---------------

     15.10  Governing Law.  This Agreement shall be construed under the laws of
            -------------
the State of Georgia.

     15.11  Partial Invalidity.  Whenever possible, each provision hereof shall
            ------------------
be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

     15.12  Investigation.  Purchaser acknowledges that its officers, directors,
            -------------
employees and authorized representatives and agents have been given an opportunity to examine the agreements, instruments, documents and other information, including the Acquired Assets, relating to the Business that they have requested to examine. To the extent that as a result of any such investigation or examination, Purchaser has actual knowledge of facts contrary to the statements made in any representation, warranty, covenant, or agreement of Seller set forth herein which, in each case, could reasonably be expected to lead to a Loss in excess of One Million Five Hundred Thousand Dollars ($1,500,000), and completes the Closing without requiring correction or amendment of such contrary statements, Purchaser shall be estopped from asserting reliance on such contrary representation, warranty, covenant or agreement in connection with any post-Closing claim for indemnification pursuant to Article 14 hereof. Any disclosure made on one Schedule shall not be deemed made on any other Schedule, unless appropriate cross-referencing is made. The covenants and representations and warranties of Seller and Purchaser shall survive the Closing and the execution and delivery of all instruments of conveyance for the periods set forth in Section 14.6.

                   (signatures appear on the following page)

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first above written and as amended and restated on January 29, 1999.

                                PURCHASER:

                                ALADDIN MANUFACTURING CORPORATION

                                By: /s/ John D. Swift
                                    -----------------------------
                                Name:  John D. Swift
                                      ---------------------------
                                Title: Vice President Finance and
                                       --------------------------
                                       Assistant Secretary
                                       --------------------------

                                SELLER:

                                IMAGE INDUSTRIES, INC.

                                By:  /s/ Thomas P. Leahey
                                    -----------------------------
                                Name:  Thomas P. Leahey
                                      ---------------------------
                                Title: Vice President
                                       --------------------------


                                THE MAXIM GROUP, INC.

                                By:  /s/ Thomas P. Leahey
                                    -----------------------------
                                Name:  Thomas P. Leahey
                                      ---------------------------
                                Title: Executive Vice President
                                       --------------------------
                                       Finance
                                       --------------------------

     As an inducement to Seller to enter into this Agreement, Mohawk Industries, Inc. hereby unconditionally guarantees to Seller all of the obligations of Purchaser under this Agreement and any other instrument, document or agreement related to or arising out of this Agreement. Such guarantee is absolute. Seller may pursue the enforcement of any obligations so guaranteed directly against Mohawk Industries, Inc., without first pursuing any remedies against Purchaser.

                                MOHAWK INDUSTRIES, INC.

                                By: /s/ John D. Swift
                                    -----------------------------
                                Name:  John D. Swift
                                      ---------------------------
                                Title: Vice President Finance and
                                       --------------------------
                                       Assistant Secretary
                                       --------------------------